UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Lazard Ltd

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2011

Notice of Annual

General Meeting

and Proxy Statement

March 18, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual General Meeting of Shareholders of Lazard Ltd and any adjournment or postponement of the meeting. We will hold the meeting on Tuesday, April 26, 2011, at 1:00 p.m. Eastern Daylight Time (2:00 p.m. Bermuda time), in the Tucker’s Point Hotel, 60 Tucker’s Point Drive, Harrington Sound, Bermuda.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a form of proxy and a copy of our 2010 Annual Report.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

Sincerely,

Kenneth M. Jacobs

Chairman and Chief Executive Officer

Lazard Ltd

Clarendon House

2 Church Street

Hamilton, HM11, Bermuda

Lazard Ltd

Notice of 2011 Annual General Meeting

of Shareholders and Proxy Statement

Date:	Tuesday, April 26, 2011
Time:	1:00 p.m. Eastern Daylight Time (2:00 p.m. Bermuda time)
Place:	Tucker’s Point Hotel
60 Tucker’s Point Drive Harrington Sound, Bermuda

Matters to be voted on:

1.	Elect three directors to our Board of Directors for a three-year term expiring at the conclusion of the Company’s annual general meeting in 2014;

2.	Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011 and authorization of the Company’s Board of Directors, acting by the Company’s Audit Committee, to set their remuneration;

3.	Consider a non-binding advisory vote to approve executive compensation;

4.	Consider a non-binding advisory vote to approve the frequency of shareholder voting on executive compensation; and

5.	Any other matters that may properly be brought before the meeting and any adjournment or postponement thereof.

This notice and proxy statement describes the matters being voted on and contains certain other information. In this material, the terms “we”, “our”, “us”, the “firm”, “Lazard” or the “Company” refer to Lazard Ltd and its subsidiaries, including Lazard Group LLC, a Delaware limited liability company (“Lazard Group”), which is the current holding company for our businesses.

Only shareholders of record at the close of business on March 4, 2011 may vote in person or by proxy at the annual general meeting and any adjournment or postponement thereof. You will need proof of ownership of our Class A common stock to enter the meeting. This proxy solicitation material is being mailed to shareholders on or about March 21, 2011 with a copy of Lazard’s 2010 Annual Report, which includes financial statements for the period ended December 31, 2010 and the related independent auditor’s report. Copies of Lazard’s 2010 Annual Report will also be made available at the meeting.

Your vote is important. You may cast your vote by mail, telephone or over the Internet by following the instructions on your proxy card.

By order of the Board of Directors,

Scott D. Hoffman

Secretary

March 18, 2011

Proxy Statement

General Information

Who Can Vote

Holders of our Class A and Class B common stock, as recorded in our share register at the close of business on March 4, 2011, the record date, may vote at the meeting and any adjournment or postponement thereof. As of that date, there were 113,211,721 shares of Class A common stock outstanding (not including shares held by a subsidiary) and one share of Class B common stock outstanding.

On each matter to be voted upon, the Class A common stock and Class B common stock will vote together as a single class. As of the record date, each holder of Class A common stock is entitled to one vote per share and LAZ-MD Holdings LLC (“LAZ-MD Holdings”), as the holder of the share of Class B common stock, is entitled to 7,633,593 votes in respect of such share, or 6.3% of the voting power of our Company. With respect to matters raised at the 2011 annual general meeting, the members of LAZ-MD Holdings who are party to the LAZ-MD Holdings stockholders’ agreement may individually direct LAZ-MD Holdings how to vote their proportionate interest in Lazard Ltd’s Class B common stock. Prior to the meeting, LAZ-MD Holdings will hold a separate, preliminary vote of such members on the matters to be voted on at the meeting. For a more detailed description of the LAZ-MD Holdings stockholders’ agreement, see “Certain Relationships and Related Transactions— LAZ-MD Holdings Stockholders’ Agreement—Voting Rights.”

Voting Your Proxy

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Most shareholders have a choice of proxy voting by using a toll free telephone number, voting through the Internet or, if they received their proxy materials by regular mail, completing the proxy card and mailing it in the postage-paid envelope provided. If you received your materials by regular mail, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a shareholder should indicate the capacity in which they are signing and corporations should vote by an authorized officer whose title should be indicated.

How Proxies Work

Lazard’s Board of Directors (the “Board”) is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment or postponement thereof, in the manner you direct. You may vote for all, some or none of our director nominees. You may also vote for or against the other proposals or abstain from voting. If you sign and return a proxy card or otherwise vote by telephone or the Internet but do not specify how to vote, we will vote your shares: FOR each of our director nominees; FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011; FOR a non-binding advisory vote to approve executive compensation as disclosed in this proxy statement; and FOR a non-binding advisory vote to approve shareholder voting on executive compensation every three years. The enclosed proxy also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of 2011 Annual General Meeting and with respect to other matters that may be properly brought before the annual general meeting and any adjournment or postponement thereof.

As of the date of this proxy statement, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, including any proposal submitted by a shareholder that was omitted from this proxy statement in accordance with applicable federal securities laws, the persons named in the proxy will vote according to their best judgment.

Revoking Your Proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by sending written notification addressed to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10020

Attn: Scott D. Hoffman

Secretary

Mere attendance at the meeting will not revoke a proxy that was previously submitted to us.

Quorum and Conduct of Meeting

In order to carry on the business of the meeting, we must have a quorum. This means that at least two shareholders must be present at the meeting, either in person or by proxy, and those shareholders must generally hold shares representing more than 50% of the votes that may be cast by all shareholders having the right to attend and vote at the meeting. The chairman of the annual general meeting has broad authority to conduct the annual general meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the chairman has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The chairman also is entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all participants.

Attendance at the Annual General Meeting

Only shareholders, their proxy holders and our guests may attend the meeting. Space is limited and admission to the meeting will be on a first-come, first-served basis. Verification of ownership may be requested at the admissions desk. If you are a holder of record and plan to attend the annual general meeting, please indicate this when you vote. When you arrive at the annual general meeting, you will be asked to present photo identification, such as a driver’s license. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on March 4, 2011, the record date for voting. If you want to vote your Class A common stock held in street name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares. If you wish to obtain directions to attend the meeting in person, you may send an e-mail to: investorrelations@lazard.com or call (212) 632-2685.

INFORMATION ABOUT OUR ANNUAL GENERAL MEETING AND SOLICITATION OF PROXIES

Votes Needed

Directors are elected by a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast FOR are elected as directors up to the maximum number of directors to be chosen at the meeting. Votes withheld from any director nominee will not be counted in such nominee’s favor. With respect to all other matters to be acted on at the meeting, including the ratification of the appointment of our independent auditors, a non-binding advisory vote to approve the compensation of executives as disclosed in this proxy statement, and a non-binding advisory vote to approve the frequency of shareholder voting on executive compensation, the affirmative vote of a majority of the combined voting power of all of the shares of our common stock present or represented and entitled to vote at the meeting is required.

Under Bermuda law, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum, and in accordance with our Bye-laws would be counted in the calculation for determining whether any proposal received a majority vote at the meeting. A “broker non-vote” is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the rules of the New York Stock Exchange (“NYSE”). Brokers may no longer use discretionary authority to vote “broker non-votes” on matters that are not considered “routine.” The vote in connection with the ratification of the appointment of our independent registered public accounting firm (Item 2) is considered “routine”. The votes in connection with the election of directors (Item 1), and the proposals related to executive compensation (Item 3 and Item 4) are not considered routine matters.

Important Notice Regarding the Availability of Proxy Materials for the

Annual General Meeting of Shareholders to Be Held on April 26, 2011

This proxy statement and the 2010 Annual Report can be viewed on our website at www.lazard.com/investorrelations/sec-filings.aspx. Most shareholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you may choose this option by following the instructions provided when you vote over the Internet. If you hold your Class A common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view our future proxy statements and annual reports over the Internet.

Board Recommendation

The Board of Directors recommends that you vote FOR each of our director nominees; FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011; FOR a non-binding advisory vote to approve executive compensation as disclosed in this proxy statement; and FOR a non-binding advisory vote to approve shareholder voting on executive compensation every three years.

Cost of this Proxy Solicitation

We pay the expenses of preparing the proxy materials and soliciting this proxy. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions. In addition to this mailing, proxies may be solicited personally, electronically or by telephone by our directors, officers, other employees or our agents. If any of our directors, officers and other employees assist in soliciting proxies, they will not receive additional compensation for those services.

Multiple Shareholders Sharing Same Address

If you and other residents at your mailing address with the same last name own shares of Class A common stock through a bank or broker, your bank or broker may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which the members of your household hold stock through that bank or broker. This practice of sending only one copy of proxy materials to holders residing at a single address is known as “householding”, and was authorized by the Securities and Exchange Commission (“SEC”) to allow multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements and other disclosure documents if they consent to do so. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you did not receive a householding notice from your bank or broker, you can request householding by contacting that entity. You may revoke your consent to householding at any time by calling 1-800-542-1061.

If you wish to receive a separate paper copy of the annual report or proxy statement, you may send an e-mail to: investorrelations@lazard.com or write to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10020

Attn: Investor Relations

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Members of each class serve for a three-year term. Shareholders elect one class of directors at each annual general meeting. At this annual general meeting, shareholders will vote on the election of the three nominees described below for a term ending at the 2014 annual general meeting.

The following section contains information provided by the nominees and continuing directors about their principal occupation, business experience and other matters. Each of the nominees is a current director of Lazard. Each nominee has indicated to us that he will serve if elected. Mr. Laskawy, who was initially elected to our Board of Directors in 2008, was suggested to the Nominating & Governance Committee by members of our senior management pursuant to our policy on director nominations. See “Policy on Director Qualifications and Nomination Process.” After being interviewed by the Nominating & Governance Committee, he was recommended to the full Board for election. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board. Mr. Doerfler, who has served on our Board of Directors since June 2006, will be retiring from the Board following the expiration of his current term at the 2011 Annual General Meeting of Shareholders.

The Board of Directors recommends a vote FOR the election of each nominee listed below.

Nominees for Election as Directors

For a Three-Year Term Expiring in 2014

Kenneth M. Jacobs, age 52, has served as Chairman of the Board of Directors and Chief Executive Officer of Lazard Ltd and Lazard Group since November 2009. Mr. Jacobs has served as a Managing Director of Lazard since 1991 and had been a Deputy Chairman of Lazard from January 2002 until November 2009. He has also served as Chief Executive Officer of Lazard North America since 2002. Mr. Jacobs initially joined Lazard in 1988. Mr. Jacobs is a member of the Board of Trustees of the University of Chicago and the Brookings Institution. Mr. Jacobs was selected to be the Chairman and Chief Executive Officer of Lazard because of his vision, intellect and dynamism, his proven track record of creativity in building new businesses, as well as his skills as a trusted advisor, collaborator and team leader.

Philip A. Laskawy, age 69, has served as a director of Lazard Ltd and Lazard Group since July 2008. Mr. Laskawy served as Chairman and Chief Executive Officer of Ernst & Young from 1994 until his retirement in 2001, after 40 years of service with the professional services firm. Mr. Laskawy served as Chairman of the International Accounting Standards Board from 2006 to 2007, and as a member of the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. Mr. Laskawy has served as Chairman of Fannie Mae since September 2008 and is also a member of the board of directors of General Motors Corp., Capgemini, Loews Corp. and Henry Schein, Inc. Mr. Laskawy had previously served on the boards of directors of Discover Financial Services until September 2008 and The Progressive Corporation until December 2007. Mr. Laskawy is a member of the Audit Committee of our Board of Directors. Mr. Laskawy was selected to be a director of the Company because of his expertise in the areas of auditing and accounting, his qualifications as an “audit committee financial expert” and the unique perspective he brings as a former chief executive of one of the “big four” accounting firms.

Michael J. Turner, CBE, age 62, has served as a director of Lazard Ltd and Lazard Group since March 2006. In November 2008, Mr. Turner was appointed the non-executive Chairman of Babcock International Group PLC. Mr. Turner was the Chief Executive Officer of BAE Systems plc from March 2002 until the end of August 2008. Mr. Turner joined BAE Systems in 1966 and held a number of commercial, marketing and general management positions, including Chief Operating Officer from 1999 to March 2002. Mr. Turner is Senior Independent Director of GKN PLC. Mr. Turner is a member of the Compensation Committee and the Nominating & Governance Committee of our Board of Directors. Mr. Turner was selected to be a director of the Company because of his extensive background, experience and leadership as a former chief executive in the aerospace and defense industry and the Board’s desire to add geographical diversity to its membership that reflects the Company’s client base in Europe.

Directors Continuing in Office

(Term Expiring in 2012)

Ashish Bhutani, age 50, has served as a director of Lazard Ltd and Lazard Group since March 2010. Mr. Bhutani is a Vice Chairman and a Managing Director of Lazard and has been the Chief Executive Officer of Lazard Asset Management (“LAM”) since March 2004. Mr. Bhutani previously served as Head of New Products and Strategic Planning from June 2003 to March 2004. Prior to joining Lazard, he was Co-Chief Executive Officer North America of Dresdner Kleinwort Wasserstein from 2001 to the end of 2002, and was a member of its Global Corporate and Markets Board, and a member of its Global Executive Committee. Mr. Bhutani worked at Wasserstein Perella Group (the predecessor to Dresdner Kleinwort Wasserstein) from 1989 to 2001, serving as Deputy Chairman of Wasserstein Perella Group and Chief Executive Officer of Wasserstein Perella Securities from 1994 to 2001. Mr. Bhutani began his career at Salomon Brothers in 1985, where he was a Vice President in Fixed Income. Mr. Bhutani is a member of the Board of Directors of four registered investment companies, which are part of the Lazard fund complex. Mr. Bhutani was selected to be a director of the Company because of his extensive background, experience and knowledge of the asset management industry, his role within the firm as Chief Executive Officer of LAM and Mr. Jacobs’ and the Board’s desire that Mr. Bhutani become a regular contributor to the Board’s deliberations.

Steven J. Heyer, age 58, has served as a director of Lazard Ltd and Lazard Group since June 2005 and was appointed Lead Director in November 2009. Mr. Heyer is currently the Chairman of Harry & David Holdings, Inc., founder and chief executive officer of Avra Kehdabra LLC, and Chairman of Next 3D, a software company. Mr. Heyer was the Chief Executive Officer of Starwood Hotels & Resorts Worldwide from October 2004 until April 2007. Prior to joining Starwood, he was President and Chief Operating Officer of The Coca-Cola Company from 2002 to September 2004. From 1994 to 2001 he was President and Chief Operating Officer of Turner Broadcasting System, Inc., and a member of AOL Time Warner’s Operating Committee. Previously, Mr. Heyer was President and Chief Operating Officer of Young & Rubicam Advertising Worldwide, and before that spent 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. He is a member of the Board of Directors of Omnicare, Inc. and the National Collegiate Athletic Association. Mr. Heyer has ownership positions in a portfolio of private companies and is a member of many of their boards of directors. Mr. Heyer had previously served on the Board of Directors of Starwood Hotels & Resorts Worldwide until April 2007. Mr. Heyer is the chairman of the Compensation Committee and a member of the Nominating & Governance Committee of our Board of Directors. Mr. Heyer was selected to be a director of the Company because of the depth of his analytical skills, which he has applied in a variety of leadership positions across diverse industry groupings, including broadcast media, consumer products, and hotel and leisure companies.

Sylvia Jay, CBE, age 64, has served as a director of Lazard Ltd and Lazard Group since March 2006. Lady Jay is Vice Chairman of L’Oreal UK, a position she has held since September 2005. From January 2001 to August 2005, she was the Director General of the Food & Drink Federation, a UK trade body. Lady Jay joined the United Kingdom Civil Service in 1971. Her civil service career, until she resigned in 1995, mainly concerned government financial aid to developing countries, including being a non-executive director of the Gibraltar Ship Repair Company. She also worked in the Civil Service Selection Board to recruit fast stream administrators and diplomats; the French Ministere de la Cooperation; the French Tresor and was one of a small international team which set up the European Bank for Reconstruction and Development. Lady Jay is a member of the Board of Directors of Saint-Gobain and Alcatel-Lucent, and was Chairman of Food from Britain from 2005 until 2009.

Lady Jay is a member of the Compensation Committee and the Nominating & Governance Committee of our Board of Directors. Lady Jay was selected to be a director of the Company because of her extensive background and experience in government service and the Board’s desire to add geographical diversity that reflects the Company’s client base in Europe.

Vernon E. Jordan, Jr., age 75, has served as a director of Lazard Ltd and Lazard Group since May 2005. Mr. Jordan has served as a Senior Managing Director of Lazard Frères & Co. LLC since January 2000. Mr. Jordan has been Senior Counsel at Akin Gump Strauss Hauer & Feld LLP since January 2000, where he served as Senior Executive Partner from January 1982 to December 1999. Prior to that, Mr. Jordan served as President and Chief Executive Officer of the National Urban League, Inc. from January 1972 to December 1981. Mr. Jordan currently serves on the Board of Directors of Asbury Automotive Group, Inc.; as a senior advisor to the Board of Directors of American Express Company and Xerox Corporation; as a trustee to Howard University and DePauw University; and on the International Advisory Board of Barrick Gold. Mr. Jordan had previously served on the Board of Directors of Xerox Corporation until May 2009; the American Express Company until May 2008; J.C. Penney Company until August 2007; and Sara Lee Corporation until May 2005. Mr. Jordan was selected to be a director of the Company because of his extensive background and expertise in legal and corporate matters, his knowledge of corporate governance and his experience as a board member of numerous public companies.

Directors Continuing in Office

(Term Expiring in 2013)

Laurent Mignon, age 47, has served as a director of Lazard Ltd and Lazard Group since July 2009. Mr. Mignon has served as Chief Executive Officer of Natixis (the successor to IXIS Corporate & Investment Bank) since May 2009. From September 2007 to May 2009, he was General Partner of Oddo & Cie, a private French investment bank. Prior to joining Oddo & Cie, Mr. Mignon was the Chief Executive Officer of AGF France. He joined AGF France in 1997 as Chief Financial Officer and was nominated to be a member of the Executive Committee in 1998. Prior to joining the AGF Group, Mr. Mignon held a variety of positions in banking over a ten-year period, ranging from trading to investment banking. Mr. Mignon is a member of the Board of Directors of Sequana, and member of the Board of Directors and of the Audit Committee of Arkema. Mr. Mignon was selected to be a director of the Company pursuant to an agreement that Lazard entered into with Natixis at the time of our IPO in 2005. See “Agreement with Natixis.”

Gary W. Parr, age 54, has served as a director of Lazard Ltd and Lazard Group since March 2010. Mr. Parr is a Vice Chairman and a Managing Director of Lazard, having previously served as Deputy Chairman of Lazard from April 2003 until November 2009. For over 25 years, he has focused on providing strategic advice to financial institutions worldwide. Prior to joining Lazard, Mr. Parr was with Morgan Stanley, serving in numerous capacities including Vice-Chairman of Institutional Securities and Investment Banking, Chairman and Head of the Global Financial Institutions Group and Co-Head of the Global Mergers and Acquisitions Department. Prior to joining Morgan Stanley, Mr. Parr was with a group from The First Boston Corporation that formed Wasserstein Perella & Co., where he rose to become Co-President. Mr. Parr serves as the Chairman of the Board of Directors of the New York Philharmonic and the Parr Center for Ethics at the University of North Carolina. Mr. Parr was selected to be a director of the Company because of his extensive background, experience and knowledge of the financial services industry, his reputation among clients and Mr. Jacobs’ and the Board’s desire that Mr. Parr become a regular contributor to the Board’s deliberations.

Hal S. Scott, age 67, has served as a director of Lazard Ltd and Lazard Group since March 2006. Professor Scott is the Nomura Professor and Director of the Program on International Financial Systems at Harvard Law School, where he has taught since 1975. Before joining Harvard he served as a Law Clerk for the Hon. Justice Byron R. White, U.S. Supreme Court, from 1973 to 1974, and as an Assistant Professor of Law, University of California at Berkeley from 1974 to 1975. Professor Scott has published numerous books and articles on finance, international trade and securities laws. He is the President of the Committee on Capital Markets Regulation, Inc. and a member of the Senior Advisory Board of Oliver Wyman. Professor Scott is a past President of the International Academy of Consumer and Commercial Law and a past Governor of the American Stock Exchange (2002-2005). Professor Scott is the chairman of the Nominating & Governance Committee and a member of the Audit Committee of our Board of Directors. Professor Scott was selected to be a director of the Company because of his impressive academic background and expertise in public policy and global financial market regulation as it affects the financial services industry.

Retiring Director

(Term Expiring in 2011)

Ronald J. Doerfler, age 69, has served as a director of Lazard Ltd and Lazard Group since June 2006. Mr. Doerfler has been Senior Vice President—Finance and Administration of The Hearst Corporation since December 2009, having previously served as Senior Vice President and Chief Financial Officer from February 1998 until December 2009, and was elected a member of Hearst’s Board of Directors in August 2002. In December 2008, Mr. Doerfler was elected a trustee of the Hearst Family Trust, the sole shareholder of The Hearst Corporation. Hearst is one of the nation’s largest diversified communications companies, with interests in magazine and newspaper publishing, television and radio stations, newspaper comics and features syndication, cable TV networks, television production and syndication, and new media activities. Mr. Doerfler arrived at Hearst from ABC, Inc., where he was Senior Vice President and Chief Financial Officer. He joined Capital Cities Communications in 1969, was appointed Treasurer in 1977 and Senior Vice President and Chief Financial Officer in 1980. He played a major role in Capital Cities’ acquisition of ABC in 1986, and with the combined group’s 1996 merger with The Walt Disney Company. Mr. Doerfler, who has served on our Board of Directors since June 2006, will be retiring from the Board following the expiration of his current term at the 2011 Annual General Meeting of Shareholders.

Information Regarding the Board of Directors and Corporate Governance

Lazard is governed by a Board of Directors and various committees of the Board that meet throughout the year. Our Board has established three standing committees: the Audit Committee, the Nominating & Governance Committee and the Compensation Committee. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at http://www.lazard.com/InvestorRelations/Corporate_Governance.aspx. Other corporate governance documents also are available on our website, including our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. A copy of each of these documents is available to any shareholder upon request.

There were seven meetings of the Board of Directors in 2010. The non-executive directors of the Board met in executive session five times in 2010. Each meeting of non-executive directors was presided over by Steven J. Heyer, the Company’s Lead Director.

Chairman and Chief Executive Officer

Mr. Kenneth M. Jacobs has served as Chairman of the Board of Directors and Chief Executive Officer (“CEO”) of the Company since November 16, 2009. The Board unanimously selected Mr. Jacobs to serve as Chairman and CEO after a careful and thorough selection process. As part of the selection process, the Board carefully considered a variety of governance arrangements, including the separation of the roles of Chairman and CEO.

The Board believes that the Company and its shareholders are best served by maintaining the flexibility to have either the same individual serve as Chairman and CEO or to separate those positions based on what is in the best interests of the Company and its shareholders at a given point in time. The Board believes that the members of the Board possess considerable experience, breadth of skills and unique knowledge of the challenges and the opportunities the Company faces and that it is best positioned to identify the person who has the skill and commitment to be an effective Chairman.

At the present time, the Board, in its business judgment, determined that the most effective leadership structure for the Company is for Mr. Jacobs to serve as both Chairman and CEO. In making its decision, the Board considered, among other things, the composition of the Board, the role of the Lead Director, the Company’s strong governance practices, the CEO’s working relationship with the Board and the challenges facing Lazard. Mr. Jacobs’ combined role as Chairman and CEO promotes unified leadership, vision and direction for the Board and the Company and it allows for a single clear focus for the chain of command to execute the Company’s goals, strategies, objectives and business plans.

The Board believes there is no single best organizational model that is the most effective in all circumstances, and the Board retains the authority to separate the positions of Chairman and CEO if it deems it appropriate in the future.

Lead Director

Steven J. Heyer was appointed as the Lead Director for the Board, effective November 14, 2009. Mr. Heyer is a strong, independent and active Lead Director with clearly defined leadership authority and responsibilities. The responsibilities and duties of the Lead Director include the following:

•

presiding at meetings of the Board in the absence of the Chairman, including the executive sessions of the non-management members of the Board, and providing feedback to the CEO, other senior executives and key managing directors, as appropriate, from such executive sessions of the non-management directors;

•

for the purpose of facilitating timely communication, serving as a liaison between (1) the non-management directors (including committee chairpersons) and (2) the CEO, other senior executives and, in consultation with the CEO, key managing directors regarding significant matters (without impeding or replacing direct communication between the CEO and other directors or between or among other directors);

•

with input from the other non-management directors, (1) reviewing Board meeting schedules and the agendas for such meetings with the CEO and (2) calling meetings of the non-management directors and setting the agendas in connection with such meetings;

•	reviewing information to be sent to the Board in advance of Board meetings;

•	together with the Board, providing oversight and advice to the CEO regarding corporate strategy, direction and implementation of initiatives;

•	in consultation with the CEO, identifying and supporting talent within the Company;

•	being available for consultation or direct communication with significant shareholders;

•	together with the Compensation Committee, conducting periodic performance appraisals of the CEO;

•	coordinating the activities of the chairpersons of Board committees; and

•	performing such other duties as the Board may from time to time delegate to the Lead Director.

In addition to his role as Lead Director, Mr. Heyer serves as the chairman of the Compensation Committee and is a member of the Nominating & Governance Committee of the Board.

The Board believes Mr. Jacobs serving as Chairman and CEO and Mr. Heyer serving as a separate Lead Director provides the best form of leadership for the Company at the present time and offers an appropriate balance between the roles and provides a satisfactory counterbalance to the combined role of Chairman and CEO.

Risk Oversight

Management within each of Lazard’s operating locations is principally responsible for managing the risks within its respective business on a day-to-day basis. The Board, working together with the Audit Committee, undertakes a comprehensive review of the Company’s risk profile and risk management strategies at regular intervals. Members of the Company’s finance team, led by the Chief Financial Officer, review with the Audit Committee the categories of risk the Company faces, including any risk concentrations, risk interrelationships and financial risk exposures, as well as the likelihood of occurrence, the potential impact of those risks and the steps management has taken to monitor, mitigate and control such exposures. Special presentations on risk are made to the full Board at least annually. Updates on risks deemed material to the Company are reviewed at each regular meeting of the Audit Committee and reported to the full Board. In addition, the Compensation Committee reviews compensation programs for consistency and alignment with Lazard’s strategic goals, and in connection therewith reviews Lazard’s compensation practices to ensure that they will not have a material adverse effect on the Company.

Audit Committee

Ronald J. Doerfler* (Chair), Philip A. Laskawy and Hal S. Scott

The Audit Committee met five times in 2010. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to:

•	monitoring the integrity of the financial statements;

•	the qualifications, independence and performance of our independent auditors;

•	the performance of our internal audit function;

•	reviewing the Company’s major financial risk exposures and the steps taken to monitor and control such exposures; and

•	compliance by us with certain legal and regulatory requirements.

A detailed list of the Audit Committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Audit_Committee_Charter.aspx.

The Audit Committee also selects and oversees Lazard’s independent auditors, and pre-approves all services to be performed by the independent auditors pursuant to the Audit Committee pre-approval policy. All members of the Audit Committee are independent as required by Lazard and the listing standards of the NYSE. All members of the Audit Committee are financially literate, as determined by the Board of Directors. The Board of Directors has determined that Mr. Doerfler and Mr. Laskawy have the requisite qualifications to satisfy the SEC definition of “audit committee financial expert” and that Mr. Laskawy’s simultaneous service on the audit committees of three public companies, in addition to our Audit Committee, does not impair his ability to effectively serve on our Audit Committee.

*	Mr. Doerfler, who has served on our Board of Directors since June 2006, will be retiring from the Board following the expiration of his current term at the 2011 Annual General Meeting of Shareholders.

Compensation Committee

Steven J. Heyer (Chair), Sylvia Jay and Michael J. Turner

The Compensation Committee met eight times in 2010. The Compensation Committee assists the Board of Directors by overseeing our compensation plans, policies and programs and has full authority to:

•	determine and approve the compensation of our Chief Executive Officer;

•	review and approve the recommendations of the Chief Executive Officer with respect to compensation of our other executive officers;

•	receive reports on our compensation programs as they affect all managing directors and employees; and

•	administer the 2005 Equity Incentive Plan, the 2005 Bonus Plan and the 2008 Incentive Compensation Plan.

A detailed list of the Compensation Committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Comp_Comm_Charter.aspx. All members of the Compensation Committee are independent as required by Lazard and the listing standards of the NYSE.

From time to time the Compensation Committee has established special equity award pools pursuant to the 2005 Equity Incentive Plan and the 2008 Incentive Compensation Plan for the express purpose of granting awards to new hires and, under certain circumstances, retention awards to key employees (other than the named executive officers in the Summary Compensation Table). The Compensation Committee granted to our Chief Executive Officer (or his designee) authority to determine the amount, terms and conditions of all awards made from these pools and required that the Compensation Committee be updated on all such awards at its next scheduled meeting.

The Compensation Committee directly engaged Hay Group, Inc., a global independent compensation consulting firm, to assist it with benchmarking and compensation analyses, as well as to provide consulting on executive and non-executive compensation practices and determinations, including information on equity-based award design. The chairman of the Nominating & Governance Committee, at the invitation of the Compensation Committee, participates in year-end discussions concerning the compensation of our Chief Executive Officer. From time to time, Kenneth M. Jacobs, our Chief Executive Officer, will attend meetings of the Compensation Committee and express his views on the Company’s overall compensation philosophy. Following year-end, Mr. Jacobs makes recommendations to the Compensation Committee as to the total compensation package (salary, bonus and equity-based awards) to be paid to each of the other named executive officers in the Summary Compensation Table. Alexander Stern, our Chief Operating Officer, serves as management’s main liaison with the Compensation Committee and assists the Compensation Committee Chairman in setting the annual agenda and gathering the requested supporting material for each Compensation Committee meeting. Scott Hoffman, our general counsel, serves as secretary to the Compensation Committee.

Nominating & Governance Committee

Hal S. Scott (Chair), Steven J. Heyer, Sylvia Jay and Michael J. Turner

The Nominating & Governance Committee met five times in 2010. The Nominating & Governance Committee assists our Board of Directors in promoting sound corporate governance principles and practices by:

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommending to the Board the director nominees for the next annual general meeting of shareholders;

•	reviewing and reassessing the adequacy of the Corporate Governance Guidelines;

•	leading the Board in an annual review of its own performance; and

•	recommending to the Board director nominees for each committee.

A detailed list of the Nominating & Governance Committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Nom_Gov_Comm_Charter.aspx.

The Nominating & Governance Committee also is responsible for recommending to the Board of Directors standards regarding the independence of outside directors and reviewing such standards on a regular basis to confirm that such standards remain consistent with sound corporate governance practices and with any legal, regulatory or NYSE requirements. All members of the Nominating & Governance Committee are independent as required by Lazard and the listing standards of the NYSE.

Attendance

The average attendance by directors at meetings of the Board and its committees was approximately 95% in 2010. The Board met seven times in 2010 and all current directors attended at least 75% of the meetings of the Board and committees on which they served. We expect all directors to attend our annual general meetings of shareholders. In 2010, nine of our eleven directors then in office attended the Annual General Meeting of Shareholders.

Codes of Business Conduct and Ethics

We have adopted the Code of Business Conduct and Ethics that is applicable to all directors, managing directors, officers and employees of Lazard and its subsidiaries and affiliates. We have also adopted a Supplement to the Code of Business Conduct and Ethics for certain other senior officers, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer. Each of these codes is available on our website at http://www.lazard.com/Investorrelations/CodeandEthics.aspx. A print copy of each of these documents is available to any shareholder upon request. We intend to disclose amendments to, or waivers from, the Code of Business Conduct and Ethics, if any, on our website.

Communications with the Board

Anyone who wishes to send a communication to our non-executive directors as a group may do so by mail at the address listed below, and by marking the envelope, Attn: Non-Executive Directors of the Lazard Ltd Board of Directors.

Lazard Ltd

30 Rockefeller Plaza

New York, NY 10020

The Lazard Ltd Board of Directors

c/o the General Counsel

These procedures are also posted on our website at http://www.lazard.com/Investorrelations/Comm_NonMgmt_Dir.aspx.

Policy on Director Qualifications and Nomination Process

The Board’s Nominating & Governance Committee is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. As part of its process, the committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. It is the policy of the Nominating & Governance Committee to consider candidates recommended by shareholders in the same manner as other candidates. Candidates for the Board of Directors must be experienced, dedicated, and meet the highest standards of ethics and integrity. All directors represent the interests of all shareholders, not just the interests of any particular shareholder, shareholder group or other constituency. The Nominating & Governance Committee periodically reviews with the Board the requisite skills and characteristics for new directors, taking into account the needs of Lazard and the composition of the Board as a whole. A majority of our directors satisfy the independence requirements of both Lazard and the NYSE. Likewise, each member of the Audit Committee must be financially literate and at least one member must possess the requisite qualifications to satisfy the SEC definition of “audit committee financial expert”. Once a candidate is identified, the Nominating & Governance Committee will consider the candidate’s mix of skills and experience with businesses and other organizations of comparable size, as well as his or her reputation, background and time availability (in light of anticipated needs). The committee also will consider the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board and any other factors it deems appropriate, including, among other things, diversity. The committee views diversity broadly, encompassing differing viewpoints, professional experience, industry background, education, geographical orientation and particular skill sets, as well as race and gender. Shareholders wishing to recommend to the Nominating & Governance Committee a candidate for director at our 2012 Annual General Meeting of Shareholders may do so by submitting in writing such candidate’s name, in compliance with the procedures, and along with the other information required by our Bye-laws, to the Secretary of our Board of Directors at: Lazard Ltd, Office of the Secretary, 30 Rockefeller Plaza, 62nd Floor, New York, New York 10020 between December 28, 2011 and January 27, 2012.

Agreements with Natixis

As of March 4, 2011, Natixis (the successor to IXIS Corporate & Investment Bank) held 6,999,800 shares of Class A common stock, of which 2,000,000 shares of our Class A common stock were acquired in our recapitalization transactions in May 2005 and 4,999,800 shares were acquired in May 2008 upon the settlement of the purchase contracts related to $150 million of Lazard’s equity security units (which equity security units were also acquired in our recapitalization transactions in May 2005). In connection with this investment by Natixis in May 2005, we agreed that we will nominate one person designated by Natixis to our Board of Directors until such time as (1) the shares of our common stock then owned by Natixis, plus (2) the shares of our common stock issuable under the terms of any exchangeable securities issued by us then owned by Natixis, constitute less than 50% of the sum of (a) the shares of our common stock initially purchased by Natixis, plus (b) the shares of our common stock issuable under the terms of any exchangeable securities issued by us initially purchased by Natixis. Laurent Mignon is currently the Natixis nominee to our Board of Directors.

Director Independence

Pursuant to the corporate governance listing standards of the NYSE, the Board of Directors has adopted standards for determining whether directors have material relationships with Lazard. The standards are set forth on Annex A to this proxy statement. Under these standards, a director employed by Lazard cannot be deemed to be an “independent director,” and consequently Messrs. Jacobs, Bhutani, Jordan and Parr are not independent directors of Lazard.

The Board has determined that Messrs. Doerfler, Heyer, Laskawy, Scott, Turner and Lady Jay do not have a material relationship with Lazard under the Board’s standards for independence and accordingly each is independent under the NYSE corporate governance listing standards. In making its independence determinations the Board considered the engagement of Lazard in 2010 by L’Oreal USA, Inc., a sister company of L’Oreal UK. Lady Jay is Vice Chairman of L’Oreal UK. Lazard provided M&A advisory services in the ordinary course of business and the engagement was deemed per se immaterial pursuant to Lazard’s Standards of Director Independence, as set forth on Annex A to this proxy statement.

The Board also determined that Mr. Mignon was independent, after giving careful consideration to the relationship between Lazard and Natixis, of which Mr. Mignon is the Chief Executive Officer. Natixis is the successor entity in a merger with IXIS Corporate & Investment Bank, which participated as an investor in our recapitalization transactions in May 2005, purchasing $150 million of our equity security units and 2,000,000 shares of Class A common stock at the IPO price of $25 per share. In May 2008, Natixis acquired 4,999,800 additional shares of Lazard’s Class A common stock upon the settlement of the purchase contracts comprising a portion of our equity security units. In connection with the original investment by Natixis in May 2005, Lazard agreed to nominate one person designated by Natixis to our Board of Directors, currently Mr. Mignon. Lazard also has a cooperation arrangement with Natixis in France. The cooperation arrangement provides that Lazard Group and Natixis will place and underwrite securities on the French equity primary capital markets under a common brand, “Lazard-Natixis,” and cooperate in their respective origination, syndication and placement activities. In 2010, the cooperation arrangement generated approximately $3.6 million of gross revenue for Natixis and $3.0 million of gross revenue for Lazard. We also received advisory fees in 2010 of $2.5 million with respect to one transaction involving Natixis. In 2009 and 2008, we received advisory fees of $2.1 million and $600,000, respectively, with respect to one transaction in each year involving Natixis. The Board determined, in its business judgment, that these relationships were not material, noting that 2010 gross revenue generated pursuant to the cooperation arrangement and other transactions referenced above were less than 1.0% of Lazard’s gross revenue for 2010 and less than 1.0% of the annual gross revenue of Natixis for 2010. See “Agreement with Natixis” and “Certain Relationships with Our Directors, Executive Officers and Employees.”

Director Compensation for 2010

Directors who are officers of the Company do not receive any fees for their service as directors. In 2010, our directors’ compensation program provided that each of our non-executive directors would receive an annual cash retainer of $96,750 and an annual award of deferred stock units (“DSUs”) with a grant date value of $118,250. An additional annual retainer is paid to the Company’s Lead Director and the chairs of each of the Board’s standing committees as follows: the Lead Director, $40,000; the chair of the Audit Committee, $30,000; the chair of the Nominating & Governance Committee, $20,000; and the chair of the Compensation Committee, $20,000; in each case 45% of which is paid in cash and 55% in DSUs. The other members of the Audit Committee are paid an additional annual retainer of $20,000 and the other members of the Nominating & Governance Committee and the Compensation Committee are paid an additional annual retainer of $15,000, in each case 45% of which is paid in cash and 55% in DSUs. Cash compensation is paid out on a quarterly basis (on February 15th, May 15th, August 15th and November 15th) and the DSU awards described above are granted on an annual basis on June 1st of each year, except for initial pro-rated grants made to new directors upon their joining the Board. The number of DSUs granted is based on the closing price of our Class A common stock on the NYSE on the date of grant.

Non-executive directors may elect to receive additional DSUs in lieu of some or all of their cash compensation pursuant to the Directors Fee Deferral Unit Plan, which was approved by the Board on May 9, 2006. DSUs awarded under this plan are granted on the same quarterly payment dates as cash compensation would have been received and the number of DSUs is calculated based on the closing price of our Class A common stock on the NYSE on the date of grant.

All DSUs awarded under these arrangements (1) were issued under the 2008 Incentive Compensation Plan, and (2) are converted to Class A common stock on a one-for-one basis and distributed to the director after he or she resigns or otherwise ceases to be a member of our Board. All DSUs receive dividend equivalents, which are paid in cash, at the same rate and time that dividends are paid on shares of our Class A common stock.

On February 24, 2011, based on the recommendation of the Nominating & Governance Committee, the Board of Directors approved an increase in non-executive director compensation payable in 2011. Pursuant thereto, non-executive directors will receive an annual cash retainer of $119,250 and an annual award of DSUs with a grant date value of $145,750 (subject to any individual director’s election to defer cash compensation into additional DSUs). Lead Director and Board committee fees remained unchanged.

Directors	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
Ronald J. Doerfler (3)	$110,250	$134,785	$6,960	$251,995
Steven J. Heyer (4)	—	$297,082	$14,057	$311,139
Sylvia Jay	$110,250	$134,816	$7,122	$252,188
Ellis Jones (4)(5)	—	$43,329	$2,408	$45,737
Philip A. Laskawy	$105,750	$129,301	$4,766	$239,817
Laurent Mignon (4)	—	$215,122	$3,494	$218,616
Hal S. Scott	$114,750	$140,331	$7,459	$262,540
Michael J. Turner	$110,250	$134,816	$7,122	$252,188

1.	The value of the DSUs reported in the table above is based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718. See Note 16 of Notes to the Consolidated Financial Statements contained in the Company’s 2010 Annual Report on Form 10-K for a discussion of the assumptions used in the valuation of the DSUs. The number and grant date fair value of DSUs granted on June 1, 2010 under FASB ASC Topic 718 (based on the closing price of our Class A common stock on the NYSE at the time of the grant) were as follows: Mr. Doerfler, 4,399, valued at $134,785; Mr. Heyer, 5,729, valued at $175,537; Lady Jay, 4,400, valued at $134,816; Mr. Laskawy, 4,220, valued at $129,301; Mr. Mignon, 3,860, valued at $118,271; Mr. Scott, 4,580, valued at $140,331; and Mr. Turner, 4,400, valued at $134,816. The total number of DSUs held by each of our non-executive directors as of December 31, 2010 was as follows: Mr. Doerfler, 16,120; Mr. Heyer, 33,224; Lady Jay, 16,445; Mr. Laskawy, 11,641; Mr. Mignon, 10,654; Mr. Scott, 17,208; and Mr. Turner, 16,445.

2.	Represents cash dividends paid on the DSUs held by each of the directors listed in the table.

3.	Mr. Doerfler, who has served on our Board of Directors since June 2006, will be retiring from the Board following the expiration of his current term at the 2011 Annual General Meeting of Shareholders.

4.	Messrs. Heyer, Jones and Mignon elected to defer their quarterly cash compensation into additional DSUs, pursuant to the terms of the Directors Fee Deferral Unit Plan. As a result, Messrs. Heyer, Jones and Mignon received an additional 3,492 DSUs, 1,167 DSUs and 2,779 DSUs in lieu of cash, respectively, in 2010.

5.	Pursuant to a letter agreement dated as of March 16, 2010 between the Company and Trustees of the Cranberry Dune 1998 Long-Term Trust, Mr. Jones did not stand for reelection to the Board at the Company’s 2010 Annual General Meeting of Shareholders. As a result, Mr. Jones’ tenure as a director ended on April 27, 2010.

Vernon E. Jordan, Jr. is a member of our Board and is a senior managing director of the Company. Gary W. Parr is also a member of our Board and is a Vice Chairman of the Company. Neither Mr. Jordan nor Mr. Parr is an executive officer of the Company, as that term is defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and were therefore not included in the Summary Compensation Table. Messrs. Jordan and Parr did not receive any fees for their service as directors of the Company. In connection with our recapitalization in May 2005, each of them entered into retention agreements, as amended from time to time, consistent with the form applicable to our pre-IPO managing directors generally. See “Retention Agreements with Named Executive Officers—Retention Agreement with Mr. Bhutani.” Their total compensation for 2010, as viewed by senior management and the Compensation Committee, was as follows:

	Year	Salary	Annual Cash Bonus	Annual Restricted Stock and Unit Awards	All Other Compensation	Total Compensation
Vernon E. Jordan, Jr.	2010	$500,000	$1,080,000	$1,270,000	$527,344	$3,377,344
Gary W. Parr (1)	2010	$750,000	$4,250,000	$5,000,000	$58,597	$10,058,597

(1)	In addition, Mr. Parr received a special retention award on April 27, 2010 of 54,437 shares of restricted stock with a grant date value of $2.0 million that will vest on August 31, 2012, subject to Mr. Parr’s continued employment with the Company. The Company made the retention grant in recognition of Mr. Parr’s service to the Company and the importance of retaining him following the death of our former Chairman and Chief Executive Officer.

This presentation differs from the presentation in the table below by (i) including the full grant date value of the restricted stock units (“RSUs”) awarded on February 10, 2011, which related to 2010 performance but are not reflected in the table because they were granted after the end of our 2010 fiscal year and (ii) excluding the full grant date value of the RSUs granted on February 11, 2010, which related to 2009 performance.

The following table sets forth the compensation for each of Messrs. Jordan and Parr for 2010 as required under SEC rules for director compensation disclosure in proxy statements.

	Year	Salary	Annual Cash Bonus	Annual Restricted Stock and Unit Awards (1)	All Other Compensation (2)	Total Compensation
Vernon E. Jordan, Jr.	2010	$500,000	$1,080,000	$1,077,500	$527,344	$3,184,844
Gary W. Parr	2010	$750,000	$4,250,000	$7,000,000	$58,597	$12,058,597

(1)	The value of the RSUs and restricted stock is based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718 for the 2010 fiscal year. See the narrative discussion under the heading “Grants of Plan-Based Awards” for a description of the terms and conditions of the February 2010 RSU grants. As of December 31, 2010, Mr. Parr held 1,241,512 RSUs and 54,437 shares of restricted stock. Mr. Jordan, who is currently eligible to retire, had all of his prior RSU awards vest in 2010 pursuant to the Company’s RSU Retirement Policy. See “Compensation Discussion and Analysis—Design of Our Compensation Programs—Incentive Compensation” for a discussion of the Company’s RSU Retirement Policy. The shares Mr. Jordan received upon the RSU vesting (less shares withheld to cover certain tax liabilities) remain subject to all restrictive covenants, including continued compliance with the non-compete, non-solicit and other provisions, contained in the original RSU award agreement through the original vesting date of the RSUs. Although not reflected in this table, on February 10, 2011, Mr. Parr received an RSU award with a grant date value of $5.0 million, and Mr. Jordan, because he is retirement eligible and any RSUs granted to him would vest pursuant to the Company’s RSU Retirement Policy, received a restricted stock award in lieu of an RSU award with a grant date value of $1.27 million (a portion of which was withheld to cover certain tax liabilities). Each of these awards related to 2010 performance. See the narrative discussion under the heading “Compensation Discussion and Analysis—Design of Our Compensation Programs—Incentive Compensation” for a description of the terms and conditions of the February 2011 RSU and restricted stock grants.

(2)	Messrs. Jordan and Parr are the beneficiaries of a Company provided life insurance, long-term disability insurance and excess liability insurance policies. In addition, the firm pays a portion of each of their health insurance premiums, as it does for all U.S. employees.

Messrs. Jordan and Parr each received one final interest payment in 2010 on the deferred cash awards they were granted as part of the 2008 compensation cycle in the amount of $4,688 and $36,000, respectively.

Pursuant to a letter agreement entered into with Mr. Jordan in 1999, and subsequently amended on January 1, 2004, Mr. Jordan is entitled to benefits on the same basis as other managing directors and to use, on a priority basis, a corporate apartment in New York. The incremental cost to the Company of providing Mr. Jordan with use of this apartment was $288,000 in 2010. Mr. Jordan also received a tax gross-up payment of $217,356 as reimbursement for taxes paid on the imputed income from the use of the apartment.

Perquisite compensation for Mr. Parr includes the incremental cost to the Company of providing U.S. tax advice and preparation of year-end personal tax returns.

Mr. Parr’s retention agreement was supplemented by a letter agreement dated as of April 21, 2010, which sets forth his right to a guaranteed level of compensation through calendar year 2012. So long as Mr. Parr remains employed by the Company at the end of the relevant year, or if he is terminated without “cause”, he is entitled to receive a guaranteed annual payment of no less than $10 million (the “Annual Payment”), with at least $750,000 payable as annual base salary in accordance with the Company’s normal practices. The cash portion of Mr. Parr’s Annual Payment will be the greater of (i) $5 million and (ii) an amount calculated by multiplying the percentage of the average cash portion of annual total compensation paid to the Company’s Deputy Chairmen in the relevant year by the Annual Payment. The remaining portion of the Annual Payment will be granted in RSUs upon the same terms and conditions as grants made to the Company’s Deputy Chairmen in the relevant year. In accordance with a prior letter agreement with Mr. Parr, the letter agreement includes a gross-up payment in connection with any excise tax imposed under Section 4999 of the Code. In the event that Mr. Parr receives any payment made by us under the letter agreement or otherwise that is subject to the excise tax imposed under Section 4999 of the Code, an additional payment will be made to restore him to the after-tax position that he would have been in if the excise tax had not been imposed.

Beneficial Owners of More Than Five Percent

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of March 4, 2011, the only persons known by us to be beneficial owners of more than 5% of our Class A and Class B Common Stock were as follows (except for the persons whose beneficial share ownership is noted in the subsequent table):

Name and Address of Beneficial Owner	Number of Shares of Class B Common Stock Beneficially Owned		Number of Shares of Class A Common Stock Beneficially Owned		Percentage of Shares of Class A Common Stock Beneficially Owned	Percentage of Voting Power (a)
LAZ-MD Holdings 30 Rockefeller Plaza New York, New York 10020	1	(b)	0	(c)	—	6.3	%(d)

Natixis 30 Avenue Pierre Mendes-France Paris, France 75013	—		6,999,800		6.2%	5.8%

(a)	The percentage of voting power includes both the voting power of Class A common stock and Class B common stock in the aggregate.

(b)	Represents 100% of the Class B common stock.

(c)	The Lazard Group common membership interests issued to LAZ-MD Holdings are exchangeable for shares of our Class A common stock on a one-for-one basis. As each of these Lazard Group common membership interests is associated with an outstanding exchangeable interest issued by LAZ-MD Holdings to its members, LAZ-MD Holdings disclaims beneficial ownership of the shares of Class A common stock into which the Lazard Group common membership interests are exchangeable.

(d)	LAZ-MD Holdings holds the single outstanding share of Class B common stock, which as of March 4, 2011 represents approximately 6.3% of the voting stock of all shares of our voting stock. This single share generally will entitle holders of LAZ-MD Holdings exchangeable interests who are party to the LAZ-MD Holdings stockholders’ agreement to one vote for each LAZ-MD Holdings exchangeable interest held by them on a pass through basis.

Beneficial Ownership of Directors, Director Nominees and Executive Officers

The following table shows the number of shares of Class A common stock that each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group have reported as owning beneficially or otherwise having a pecuniary interest in, as of March 4, 2011 (including any RSUs which are scheduled to vest within 60 days of that date). To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The address for each listed person is c/o Lazard Group LLC, 30 Rockefeller Plaza, New York, New York 10020.

Name of Beneficial Owner	Shares of Class A Common Stock		Percentage of Class A Common Stock	Shares of Class A Common Stock (assuming full exchange of all LAZ-MD exchangeable interests) (a) (b)	Percentage of Class A Common Stock (assuming full exchange of all LAZ-MD exchangeable interests)	Percentage of Voting Power (c)
Kenneth M. Jacobs	41,527		*	1,004,963	*	*
Ashish Bhutani	383,063		*	773,527	*	*
Ronald J. Doerfler	—		*	16,120	*	*
Steven J. Heyer	—		*	33,941	*	*
Sylvia Jay	—		*	16,445	*	*
Vernon E. Jordan, Jr.	84,794	(d)	*	84,794	*	*
Philip A. Laskawy	3,000		*	14,641	*	*
Laurent Mignon (e)	6,999,800		6.2%	7,010,986	5.8%	5.8%
Gary Parr	403,320		*	846,796	*	*
Hal S. Scott	—		*	17,208	*	*
Michael J. Turner	—		*	16,445	*	*
Michael J. Castellano	52,139	(d)	*	52,139	*	*
Scott D. Hoffman	8,365		*	117,423	*	*
Alexander F. Stern	17,835		*	92,207	*	*
All directors and executive officers as a group (fourteen persons)	7,993,843		7.1%	10,097,835	8.4%	8.4%

*	Less than 1% beneficially owned.

(a)	For each of Messrs. Jacobs, Bhutani, Hoffman, Parr and Stern, the share ownership in this column includes RSUs, which are scheduled to vest on March 31, 2011, as follows: Mr. Jacobs, 303,657; Mr. Bhutani, 216,586; Mr. Hoffman, 47,967; Mr. Parr, 293,431; and Mr. Stern, 74,372. RSUs granted to our executive officers and directors that vest more than 60 days after the date of this proxy statement have not been included in the table above in accordance with SEC rules. Mr. Bhutani’s share ownership in this column includes shares issuable pursuant to a delayed payment right received in connection with the sale by Mr. Bhutani of an interest in Lazard Asset Management LLC to a subsidiary of Lazard Frères & Co. LLC in August 2008. For Messrs. Jacobs, Hoffman and Parr, their share ownership in this column also includes shares of our Class A common stock that are issuable upon exchange of the LAZ-MD Holdings exchangeable interests. Voting of the LAZ-MD Holdings exchangeable interests is subject to voting provisions in the LAZ-MD Holdings stockholders’ agreement and is included in the 6.3% voting interest of LAZ-MD Holdings. See “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement.” These interests are included on an as exchanged basis.

(b)	This column also includes shares of Class A common stock that are subject to issuance in the future with respect to the DSUs issued to our non-executive directors under Lazard’s directors’ compensation program in the following aggregate amounts: Mr. Doerfler, 16,120 shares; Mr. Heyer, 33,941 shares; Lady Jay, 16,445 shares; Mr. Laskawy, 11,641 shares; Mr. Mignon, 11,186 shares; Mr. Scott, 17,208 shares; and Mr. Turner, 16,445 shares. These DSUs convert to Class A common stock on a one-for-one basis after a director resigns or otherwise ceases to be a member of the Board. See “Director Compensation for 2010.”

(c)	The percentage of voting power includes the aggregate voting power of both the Class A common stock and Class B common stock.

(d)	Includes shares of Class A common stock issued upon the vesting of certain RSUs pursuant to the terms of Lazard’s amended retirement policy. The shares remain subject to certain restrictions on transfer, and other covenants, in accordance with the vesting schedule of the prior RSU awards.

(e)	Includes 6,999,800 shares of our Class A common stock that are held by Natixis. Mr. Mignon is the Chief Executive Officer and a member of the Executive Board of Natixis.

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis explains the material elements of the compensation of our named executive officers in 2010, who are set forth in the table below:

Name	Title
Kenneth M. Jacobs	Chairman and Chief Executive Officer

Michael J. Castellano	Chief Financial Officer

Ashish Bhutani	Chief Executive Officer of Lazard Asset Management

Scott D. Hoffman	General Counsel

Alexander F. Stern	Chief Operating Officer

Compensation Practices and Corporate Performance. Consistent with our philosophy that pay should be tied to performance, the Compensation Committee has implemented programs designed to better align the interests of our executive officers with Company performance and maximize shareholder value. Compensation practices that reflect our philosophy include:

•

Linking cash compensation to performance. The majority of cash compensation opportunity is based on Company and individual performance. Accordingly, the cash compensation paid to our named executive officers as a group has fluctuated from year to year, reflecting the Company’s financial results.

•

Developing new compensation instruments to promote better performance. In February 2011, the Compensation Committee granted interests in certain Lazard investment funds (“Lazard Fund Interests”), a new form of performance award for employees in Lazard’s Asset Management business. Pursuant to terms of these awards, a portion of a participant’s incentive compensation is invested in funds managed by either Lazard Asset Management (“LAM”) or Lazard Frères Gestion SAS (“LFG”). The Lazard Fund Interests are designed to align the performance and compensation of Asset Management employees, including Mr. Bhutani, by directly tying their compensation to the unit of the business with which they are most directly involved. The stronger performance of these funds, benefits not only our Asset Management clients but also our shareholders and employees.

•

Granting equity and other long-term incentive compensation with multi-year vesting horizons. The RSUs and Lazard Fund Interests awarded to our executive officers in 2011 generally vest approximately two or three years after the date of grant, subject to the executive’s continued service with the Company. This aligns the interests of our executive officers and our shareholders as the value that each individual realizes upon vesting depends on the future value of our Class A common stock or the value of the Lazard investment fund, as the case may be. It also helps to retain our executive officers, giving our shareholders the stability of highly productive, experienced management.

We believe that our general pay for performance philosophy has contributed to our Company’s strong performance:

•

Increasing net income. Annual net income on a fully exchanged basis increased to $281.1 million for 2010, compared to $11.1 million for 2009, excluding special charges in the first quarter of each year and the fourth quarter of 2009.

•	Increasing Financial Advisory operating revenue. Financial Advisory operating revenue increased 13% to $1.12 billion for 2010, compared to $990.4 million for 2009.

•	Increasing M&A and Strategic Advisory operating revenue. M&A and Strategic Advisory operating revenue increased 36% to $714.1 million for 2010, compared to $526.2 million for 2009.

•	Increasing Asset Management operating revenue. Asset Management operating revenue increased 40% for 2010 to a record $834.7 million, compared to $596.0 million for 2009.

Compensation Governance. To ensure that our executive compensation programs conform to our pay for performance philosophy, we follow the following procedures:

•

Maintaining an independent compensation committee. Our Compensation Committee is comprised solely of independent directors and is responsible for approving the compensation of each named executive officer.

•

Engaging an independent compensation consultant. The Compensation Committee directly and independently engaged Hay Group, Inc., a global independent compensation consulting firm, to assist it with benchmarking and compensation analyses. At this time, Hay Group, Inc. performs no work for the Company other than advising the Compensation Committee with respect to executive compensation matters and the Nominating & Governance Committee on director compensation.

We believe that as a consequence of our prudent compensation governance procedures:

•

Compensation paid to the named executive officers has been reasonable relative to our comparator group. According to an analysis conducted by Hay Group, Inc. in January 2011, our recent aggregate total direct compensation (calculated with respect to 2010 base salary and actual cash bonuses and RSUs awarded for 2009) paid to the named executive officers was at a level within the range of the comparator group of similar investment firms that the Compensation Committee determined to be sufficiently competitive for 2010.

•

Our compensation ratio declined in 2010. In 2010, the ratio of our total compensation and benefits expense to operating revenue (excluding special charges) (the “compensation ratio”) was 59.1%. This is a significant reduction from the compensation ratio of 71.8% in 2009, and partially reflects increased operating revenue and the execution of our previously announced goals to grow annual compensation expense at a slower rate than operating revenues.

We are committed to addressing certain evolving best practices. With input from Hay Group, Inc., the Compensation Committee has determined that in recognition of evolving best practices, other than with respect to arrangements that are currently under consideration by the Compensation Committee, we do not intend to enter into any future arrangements that would provide for an excise tax gross-up.

Philosophy and Objectives of Our Compensation Programs

General. Our compensation programs are designed to attract, retain and motivate executives and professionals of the highest quality and effectiveness. These compensation programs focus on rewarding the types of performance that increase shareholder value, including growing revenue, retaining clients, developing new client relationships, improving operational efficiency and managing risks. A substantial portion of each executive’s total compensation is intended to be variable and delivered on a pay-for-performance basis. The programs provide compensation opportunities, contingent upon performance, that are competitive with practices of other similar financial services organizations. We currently target annual operating revenue and earnings as our key performance metrics. In allocating compensation to our executive officers, managing directors and other senior professionals, the primary emphasis, in addition to Company performance, is on each individual’s contribution to the Company, business unit performance and compensation recommendations of the individuals to whom participants report. The Compensation Committee monitors the effectiveness of our compensation programs throughout the year and performs an annual reassessment of the programs in January of each year in connection with year-end compensation decisions. The Compensation Committee directly and independently engaged Hay Group, Inc., a global independent compensation consulting firm, to assist it with benchmarking and compensation analyses. At this time, Hay Group, Inc. performs no work for the Company other than advising the Compensation Committee with respect to executive compensation matters and the Nominating & Governance Committee on director compensation.

Competitive Compensation Considerations. Because the competition to attract and retain high performing executives and professionals in the financial services industry is intense, the amount and composition of total compensation paid to our executives must be considered in light of competitive compensation levels. In this regard, for our named executive officers, the Compensation Committee used as a benchmark a survey prepared by Hay Group, Inc., with input from management, regarding compensation levels in 2009 and, to the extent available, 2010, for comparable positions at the following financial services firms: Affiliated Managers Group Inc, Black Rock, Inc., Blackstone Group LP, Eaton Vance Corp., Evercore Partners Inc., Goldman Sachs Group, Inc., Greenhill & Co., Inc., Invesco Ltd, Jefferies Group, Inc., Legg Mason, Inc., and Morgan Stanley. While some of the companies listed above are larger than the Company, we chose this comparator group because we compete in the same marketplace with these companies for highly qualified and talented financial service professionals. While the Compensation Committee considers the level of compensation paid by the firms in the Company’s comparator group, in order to maintain competiveness and flexibility, the Compensation Committee does not target compensation at a particular level relative to the comparator group.

Design of Our Compensation Programs

Compensation for each of our executive officers, managing directors and other senior professionals is viewed on a total compensation basis and then subdivided into two primary categories—base salary and incentive compensation. The Compensation Committee reviews performance data by business line and by individual, in addition to competitive data. Determinations are made based on the totality of all the data, and made on an individual basis.

With the exception of the 2008 compensation cycle, our annual incentive compensation awards since our IPO in 2005 up until the 2010 compensation cycle have had two components: a cash bonus and an equity-based award. In addition to the forms of annual incentive compensation we have used in the past, for the 2010 compensation cycle, we added a new form of long-term incentive compensation for employees in our Asset Management business, including Mr. Bhutani, which we refer to as Lazard Fund Interests. Lazard Fund Interests are actual or notional interests in various funds managed by either LAM or LFG that are granted to employees subject to the same vesting conditions as RSUs and are discussed in more detail below. Decisions with regard to incentive compensation are generally made in January of each year and are based on Company and individual performance in the prior fiscal year. The Compensation Committee determines and approves the total compensation package (salary and incentive compensation award) to be paid to our Chief Executive Officer, Mr. Jacobs. Mr. Jacobs, in turn, makes recommendations to the Compensation Committee as to the total compensation package to be paid to the other executive officers, which are then subject to the review and approval of the Compensation Committee. Mr. Jacobs does not participate in sessions of the Compensation Committee at which his own compensation is discussed; however, he does participate in meetings at which the compensation of the other executive officers is discussed. Before any year-end compensation decisions are made, the Compensation Committee reviews a comprehensive tally sheet of all elements of each executive officer’s compensation. The tally sheets include information on cash and non-cash compensation for the past three fiscal years (including current and prior year base salaries, annual bonuses, RSUs and, with respect to 2008, deferred cash awards), the value of benefits and other perquisites paid to our executive officers, the value of unrealized gains/losses on prior equity-based awards and any LAZ-MD Holdings exchangeable interests held by our executive officers, as well as potential amounts to be delivered under all post-employment scenarios. The tally sheets are used to ensure that each member of the Compensation Committee has a complete picture of the compensation and benefits paid to, and equity holdings of, each of our executive officers and is just one of the tools used by the Compensation Committee in making year-end compensation decisions.

Base Salary. Base salaries are intended to reflect the experience, skill and knowledge of our executive officers, managing directors and other senior professionals in their particular roles and responsibilities, while retaining the flexibility to appropriately compensate for fluctuations in performance, both of the Company and the individual. Base salaries for our executive officers and any subsequent adjustments thereto are reviewed and approved by the Compensation Committee annually, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position. During 2010, each of our named executive officers was a party to a retention agreement with the Company that provides for a minimum annual base salary during the term of those agreements. See “Retention Agreements with Named Executive Officers.”

Incentive Compensation. Incentive compensation is a key component of our executive compensation strategy. Incentive compensation payouts can be highly variable from year to year and are generally based on our operating revenue and earnings in the immediately preceding fiscal year, as well as each individual’s contribution to revenue and to the Company’s development, including business unit performance. In addition, careful attention is paid to competitive compensation practices in the financial services industry.

In January of each year a determination is made as to the total amount of incentive compensation to be awarded to our managing directors and senior professionals, including our executive officers, based on Company and individual performance in the prior fiscal year. An allocation is then made between cash and equity-based awards. In addition, for the 2010 compensation cycle, we created a new form of performance-based compensation for employees of our Asset Management business, which we refer to as Lazard Fund Interest awards and is described in more detail below. In January 2011, we applied a progressive formula based on total compensation for all of our managing directors and senior professionals, including the executive officers. Pursuant to this formula, as a participant’s total compensation (salary, cash bonus, equity-based awards and Lazard Fund Interest awards) increases, a greater percentage of his or her total compensation is composed of a long-term incentive awards (i.e., equity-based awards and/or Lazard Fund Interest awards). This formula is based on a sliding scale that effectively begins at 6% for some of our vice presidents and directors and generally reaches 50% for our highest paid managing directors (other than Mr. Jacobs) and is in line with our philosophy of focusing stock grant and Lazard Fund Interest awards at the more senior levels, where our most senior employees, through their greater responsibilities and authority, have more opportunity to influence the stock price and, in the case of employees in our Asset Management business, performance of Lazard managed funds. The remainder of an individual’s total incentive compensation award is payable in cash.

For the 2010 compensation cycle, equity-based compensation was awarded to our executive officers, other than Mr. Castellano (who is retiring on March 31, 2011), in the form of RSUs granted under the 2008 Incentive Compensation Plan. An RSU is a contractual right to receive a share of our Class A common stock upon vesting of the RSU. The RSUs granted to our executive officers in 2011 (which relate to 2010 performance) vest approximately two or three years after the date of grant, subject to the executive’s continued service with the Company. Mr. Castellano, because he is retirement eligible and any RSUs granted to him would vest pursuant to the Company’s RSU Retirement Policy, received a restricted stock award in lieu of an RSU award for the 2010 compensation cycle. See “Grant of Plan-Based Awards” for a discussion of the terms of the RSUs and restricted stock awards and see below for a discussion of the terms of the RSU Retirement Policy.

The purpose of the RSU awards is to maximize shareholder value by aligning the long-term interests of our senior executives, and other employees, with those of our shareholders. Because the amount an individual realizes upon the vesting of his or her RSUs directly depends on the value of our Class A common stock at that time, each individual who receives an RSU becomes, economically, a long-term shareholder of the Company, with the same interests as our other shareholders. The number of RSUs granted to the named executive officers in 2011 as part of the 2010 compensation cycle was based on the average closing price of our stock price on the NYSE on the five trading days prior to the grant date. RSUs also serve as an important retention mechanism by subjecting a significant portion of each recipient’s compensation to forfeiture if he or she leaves the firm prior to the vesting date. Our executive officers each own considerable interests in the Company through previous grants of RSUs and, with respect to Messrs. Jacobs and Hoffman, through their holdings of LAZ-MD Holdings exchangeable interests. For additional information about the RSUs, LAZ-MD exchangeable interests and shares of our Class A common stock held by each of our named executive officers, see “Beneficial Ownership of Directors, Director Nominees and Executive Officers” and “Outstanding Equity Awards at 2010 Fiscal Year-End.” As a result, we believe our executive officers have a demonstrable and significant interest in increasing shareholder value over the long term.

RSU awards are typically made in early February following our year-end earnings release. This year, RSUs were granted to each of our named executive officers on February 10, 2011, approximately one week after our public announcement of year-end earnings. The number of RSUs granted in 2011 (which relate to 2010 performance) was determined by dividing the dollar amount allocated to be granted to the executive officer as an equity-based award by the average closing price of our Class A common stock on the NYSE on the five trading days prior to February 10, 2011 ($45.06). The RSUs granted on February 10, 2011 will generally vest 33% on March 1, 2013 and 67% on March 3, 2014.

In exchange for their RSU awards, our named executive officers agreed to restrictions on their ability to compete with the Company or to solicit our clients and employees, which protects the Company’s intellectual and human capital. Year-end incentive compensation awards are based on Company and individual performance during the prior fiscal year, and an executive officer’s total equity interest in the Company is not factored into the Compensation Committee’s decision-making process concerning future equity-based awards.

In January 2010, the Company amended its retirement policy with respect to RSU awards in order to align its compensation practices with those of its peers. Pursuant to the Company’s RSU Retirement Policy, outstanding and unvested RSUs will vest (and in the case of K-1 partners, be settled in restricted stock) as long as (i) the RSU holder is at least 56 years old, (ii) the RSU holder has completed at least five years of service with the Company and (iii) the sum of the RSU holder’s actual age and years of service is at least 70. However, following retirement, the restricted stock granted to the former RSU holders remain subject to all restrictive covenants, including continued compliance with non-compete, non-solicit and other provisions contained in the original RSU award agreement through the original vesting date of the RSUs. Any dividends payable with respect to the restricted stock are held in escrow until the forfeiture provisions lapse. A recipient of restricted stock is required to make an election under Section 83(b) of the Internal Revenue Code, which subjects him or her to taxation on such restricted stock on the date of grant. With the consent of the compliance department of the Company, a recipient may dispose of up to 50% of the restricted stock granted to him or her in order to pay taxes.

In February 2011, in order to more closely align the compensation and performance of our employees in the Asset Management business with the interests of our clients, the Company adopted a new form of award, the Lazard Fund Interest award, as part of aggregate deferred compensation. The Lazard Fund Interests represent an actual or notional interest in certain investment funds managed by either LAM or LFG and, accordingly, should enable eligible employees in the Asset Management business to directly benefit from the performance of such funds. In addition to RSUs, eligible employees are awarded a dollar value, which is invested (or deemed invested) in specified investment funds as directed by the employees and held in a restricted brokerage account for the benefit of the employee. Lazard Fund Interest award agreements generally contain the same vesting, change-in-control, restrictive covenant and forfeiture provisions as the RSU award agreements. In general, these agreements provide that non-vested Lazard Fund Interests are forfeited on termination of employment, except in limited cases such as death, disability, a termination by the Company other than for “cause” or a qualifying retirement pursuant to the Company’s RSU Retirement Policy (as described above). In the event that the investment funds in which the Lazard Fund Interests are invested distribute earnings, such earnings are automatically re-invested in additional Lazard Fund Interests. These distributions will have the same restrictions as the underlying Lazard Fund Interests to which they relate.

This year, Mr. Bhutani, as the Chief Executive Officer of LAM, was the only named executive officer to receive a Lazard Fund Interest award. This program may be extended to other employees who are not a part of our Asset Management business, including our other executive officers, in the future. The Lazard Fund Interests granted to Mr. Bhutani on February 10, 2011 (which relate to 2010 performance) will vest 33% on March 1, 2013 and 67% on March 3, 2014. With respect to the other named executive officers, the Compensation Committee determined that their duties were more likely to impact the entire business of the Company and, accordingly, their long-term incentive compensation should continue to be paid in the form of RSUs.

Impact of 2010 Performance on Compensation

In setting compensation levels for our employees for 2010, we primarily considered annual operating revenue, earnings and competitive conditions in the financial services industry. Our results continued to improve in 2010 compared to 2009 and sequentially throughout the year due to the global breadth and depth of our Financial Advisory and Asset Management businesses. Due to the uneven economic recovery worldwide, we are well aware of our need to continue to attract, retain and motivate executives and professionals of the highest quality and effectiveness. Part of our business strategy is to recruit and retain proven senior professionals who have strong client relationships and industry expertise. Because of the value they bring to the Company, these individuals command high levels of compensation. For 2010, based on management’s recommendation and in light of our annual operating revenue of $1.98 billion, the Compensation Committee determined that the target level of total compensation and benefits expense to operating revenue (excluding special charges) (the “compensation ratio”) should be set at 59.1%, in order to meet our compensation and retention objectives and to be responsive to our shareholders. This is a significant reduction from the compensation ratio for 2009 of 71.8%, which reflects increased operating revenue and the execution of our previously announced goals to grow annual compensation expense at a slower rate than operating revenues. The Compensation Committee concluded that this ratio of total compensation and benefits expense to annual operating revenue was appropriate for us in light of its discussions with our executive officers, current economic and competitive conditions in the marketplace, information provided by Hay Group, Inc. and our financial performance in 2010.

Compensation For Each of Our Named Executive Officers in 2010

2010 Base Salaries. We have retention agreements with Messrs. Jacobs, Castellano, Bhutani, Hoffman and Stern that establish their respective minimum annual base salaries. These amounts were negotiated and were meant to ensure that the Company would have the services of each of these executive officers during the term of their respective agreements. See “Retention Agreements with Named Executive Officers.” Mr. Bhutani received a base salary of $750,000 for 2010, which was determined based on his experience, level of responsibility and the salaries for comparable positions at our core competitors. The base salaries paid in 2010 to each of Messrs. Jacobs, Castellano, and Stern was the minimum required under each of their retention agreements: $900,000 to Mr. Jacobs; $500,000 to Mr. Castellano; and $750,000 to Mr. Stern. Mr. Hoffman’s annual base salary was increased to $750,000 effective as of January 1, 2010 as part of last year’s compensation review process.

2010 Incentive Compensation.

Mr. Jacobs. In determining the amount of incentive compensation to be paid to our Chief Executive Officer, Mr. Jacobs, the Compensation Committee considered Mr. Jacobs’ individual performance and the Company’s overall performance in 2010, against the goals and objectives previously established for him by the Compensation Committee. These goals and objectives (which did not include numerical targets) consisted principally of:

Company Performance:

•	Operating revenue; and

•	Net income.

Individual Performance:

•	Providing the leadership and strategic vision necessary to position the Company for future growth and profitability;

•	Leading franchise-building efforts across the Company’s businesses and regions;

•	Motivating key employees and attracting and retaining new talent;

•	Focusing the Asset Management business on improved investment performance through motivating and retaining key employees and hiring new talent;

•	Facilitating global integration by improved collaboration across units worldwide;

•	Setting financial targets and building an organization that is capable of achieving management’s vision; and

•	Keeping the Board informed regarding ongoing strategic, financial and operating issues and initiatives within the Company.

In evaluating the Company’s and Mr. Jacobs’ performance, the Compensation Committee noted the following accomplishments, which are set forth in our Current Report on Form 8-K filed on February 2, 2011:

•	Operating revenue for 2010 increased 22% to $1.98 billion compared to $1.62 billion for 2009;

•

Annual net income on a fully exchanged basis increased to $281.1 million for 2010, compared to $11.1 million for 2009, excluding special charges in the first quarter of each year and the fourth quarter of 2009;

•	Financial Advisory operating revenue increased 13% to $1.12 billion for 2010, compared to $990.4 million for 2009;

•	M&A and Strategic Advisory operating revenue increased 36% to $714.1 million for 2010, compared to $526.2 million for 2009; and

•	Asset Management operating revenue increased 40% for 2010 to a record $834.7 million, compared to $596.0 million for 2009.

Other factors noted by the Compensation Committee, included:

•	The Company remained strategically focused on its mission and mandate as articulated by Mr. Jacobs, and the Company’s execution in 2010 was consistent with this strategy;

•	Under Mr. Jacobs’ leadership, collaboration across business lines and geographic locations is much improved;

•	Communication among Mr. Jacobs, the Deputy Chairmen and other members of senior management has served to unify the Company around a common mission and purpose;

•	Mr. Jacobs’ ability to effectively manage the 2010 compensation ratio by growing annual compensation expense at a slower rate than operating revenues;

•	The implementation of a rigorous performance management system and compensation allocation process generally viewed as fair by the Company’s managing directors; and

•	The Company’s continued success recruiting highly regarded senior level talent and strong personnel management.

The Compensation Committee also thoroughly reviewed the Company’s past compensation practices, the competitive compensation practices at the other firms included in our comparator group and the unique value that Mr. Jacobs brings to the Lazard franchise. Based on its review, the Compensation Committee decided to grant Mr. Jacobs an incentive compensation award of $13.9 million payable as follows: an RSU award valued at $8.8 million and a $5.1 million cash bonus. The RSU award constituted approximately 60% of Mr. Jacobs’ total compensation for 2010 (salary, cash bonus and equity-based awards). Given the component of current cash and the significant RSU award, the Compensation Committee believes it has struck the right balance between rewarding current achievements and the desire to keep Mr. Jacobs focused on the Company’s long-term performance.

The following table shows the base salary and incentive compensation awarded to Mr. Jacobs for his performance in 2010 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table by (i) showing the full grant date value of the RSUs awarded on February 10, 2011, which related to 2010 performance but is not reflected in the Summary Compensation Table because the RSUs were granted after the end of our 2010 fiscal year and (ii) excluding the full grant date value of the RSUs granted on February 11, 2010, which related to 2009 performance and is included in the Summary Compensation Table. In addition, the “Change in Pension Value” column has been omitted, as it is not a material element of Mr. Jacobs’ compensation.

			Incentive Compensation
	Year	Salary	Annual Cash Bonus	Annual Restricted Stock Unit Awards	All Other Compensation	Total Compensation
Kenneth M. Jacobs	2010	$900,000	$5,100,000	$8,800,000	$57,597	$14,857,597

Other Named Executive Officers. Annual incentive compensation for each of our other named executive officers was established based on the recommendation of Mr. Jacobs and review and approval by the Compensation Committee. The retention agreements with Messrs. Castellano, Hoffman and Stern generally provide that each is entitled to an annual bonus to be determined under the applicable annual bonus plan of the Company on the same basis as annual bonuses are determined for the Company’s other executive officers and paid in the same ratio of cash to equity awards as is applicable to other executives. Mr. Jacobs reviewed with the Compensation Committee the performance of each of the named executive officers individually and their overall contribution to the Company in 2010, which was not based on any numerical targets.

In determining annual incentive compensation for Mr. Bhutani, Mr. Jacobs considered his consistent leadership and high level of performance as the Chief Executive Officer of LAM. Mr. Jacobs noted overall success of the Asset Management business in 2010, and in particular that Assets Under Management (“AUM”) reached a record $155.3 billion as of December 31, 2010, representing a 20% increase over AUM of $129.5 billion at December 31, 2009. The increase for 2010 included net inflows of $9.3 billion. Management fees increased 47% to a record $715.9 million for 2010, compared to $486.8 million for 2009. In making a recommendation on incentive compensation for Mr. Bhutani, Mr. Jacobs reviewed his positioning on an internal pay equity scale vis-à-vis other managing directors within the Company and the competitive compensation practices at the other firms included in our comparator group. Another factor that Mr. Jacobs considered was the difficulty and expense of replacing an executive of Mr. Bhutani’s caliber should he decide to leave. Based on Mr. Jacobs’ recommendation, the Compensation Committee approved the following incentive compensation for

Mr. Bhutani for his performance in 2010: Mr. Bhutani received a cash bonus of $6.25 million, an RSU award valued at $5.175 million and a Lazard Fund Interest award valued at $1.825 million. Together the RSUs and Lazard Fund Interests awarded to Mr. Bhutani constituted approximately 50% of his total compensation for 2010 (salary, cash bonus, equity-based awards and Lazard Fund Interest awards).

In determining annual incentive compensation for Mr. Stern, Mr. Jacobs considered several factors, including the various roles that Mr. Stern serves for the Company. Two factors Mr. Jacobs considered were Mr. Stern’s responsibilities and performance as Chief Operating Officer and his contribution to the financial strength of the Company. Mr. Stern maintains a balance between his leadership and administrative responsibilities within the firm, while continuing to cultivate important client relationships. Additional factors that Mr. Jacobs considered included Mr. Stern’s leadership in effectively managing other senior managing directors overseeing various business sectors on a global basis, the competitive compensation practices at the firms in our comparator group and the difficulty and expense of replacing Mr. Stern should he decide to leave. Based on Mr. Jacobs’ recommendation, the Compensation Committee approved the following incentive compensation for Mr. Stern for his performance in 2010: Mr. Stern received a cash bonus of $2.5 million and an RSU award valued at $3.25 million. The RSUs awarded to Mr. Stern constituted approximately 50% of his total compensation for 2010 (salary, cash bonus and equity-based awards).

In determining incentive compensation for Messrs. Castellano and Hoffman, Mr. Jacobs noted that each provides significant leadership to the Company in his role as Chief Financial Officer and General Counsel, respectively. Mr. Castellano has overall, worldwide responsibility for corporate finance and accounting at the Company, and Mr. Hoffman oversees legal and compliance, internal audit and global communications. Mr. Jacobs noted that both executives have been tasked with primary responsibility for establishing and implementing uniform internal policies within the Company, so that other members of senior management can focus on building the Lazard franchise and cultivating client relationships. In recommending incentive compensation for Mr. Castellano, Mr. Jacobs noted his contribution to the overall strength of the Company and his work with Matthieu Bucaille in preparing to transition his responsibilities as Chief Financial Officer. With respect to Mr. Hoffman, Mr. Jacobs noted his wide-ranging responsibility for overseeing legal operations worldwide, internal audit, global communications and legislative affairs, as well as the Company’s U.S. real estate. Mr. Jacobs noted that Mr. Hoffman was a key contributor to the collective management team; providing leadership, advice and guidance to him, as Chief Executive Officer, and to the Board of Directors. Based on Mr. Jacobs’ recommendation, the Compensation Committee approved the following incentive compensation for each of Mr. Castellano and Mr. Hoffman for their performance in 2010: Mr. Castellano was paid a cash bonus of $2.035 million and received a restricted stock award valued at $215,000; Mr. Hoffman was paid a cash bonus of $1.5 million and received an RSU award valued at $2.25 million. The RSUs awarded to Mr. Hoffman constituted approximately 50% of his total compensation (salary, cash bonus and equity-based award) for 2010. Mr. Castellano, who will be retiring from the Company effective March 31, 2011, received substantially all of his incentive compensation in cash.

The following table shows the base salary and incentive compensation paid to Messrs. Bhutani, Castellano, Hoffman and Stern for their performance in 2010 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table by (i) showing the full grant date value of the RSUs and Lazard Fund Interests awarded on February 10, 2011, which related to 2010 performance but is not reflected in the Summary Compensation Table because they were granted after the end of our 2010 fiscal year and (ii) excluding the full grant date value of the RSUs granted on February 11, 2010, which related to 2009 performance and is included in the Summary Compensation Table. In addition, the “Change in Pension Value” column has been omitted as it is not a material element of any of the named executives’ compensation.

			Incentive Compensation
	Year	Salary	Annual Cash Bonus	Restricted Stock and Unit Awards	Lazard Fund Interest Awards	All Other Compensation	Total Compensation
Ashish Bhutani	2010	$750,000	$6,250,000	$5,175,000	$1,825,000	$40,418	$14,040,418
Michael J. Castellano	2010	$500,000	$2,035,000	$215,000	—	$24,997	$2,774,997
Scott D. Hoffman	2010	$750,000	$1,500,000	$2,250,000	—	$33,662	$4,533,662
Alexander F. Stern	2010	$750,000	$2,500,000	$3,250,000	—	$22,896	$6,522,896

Interest Payments. Each of our named executive officers received interest payments on the deferred cash awards they were granted as part of the 2008 compensation cycle for the period from the date of the grant through February 24, 2010. In 2010, such interest payments were paid as follows: Mr. Jacobs, $29,250; Mr. Castellano, $7,538; Mr. Bhutani, $27,222; Mr. Hoffman, $10,463; and Mr. Stern, $8,813.

Perquisites. In 2010, the Company provided a limited number of perquisites, with each of our named executive officers receiving less than $28,500 in perquisite compensation. Our named executive officers receive the same perquisite compensation provided to all of our U.S. managing directors as a group, including (i) the payment by the Company of a portion of the insurance premiums for each of our U.S. managing directors on the same basis that it does for all U.S. employees and (ii) being the named beneficiaries of a Company-provided life insurance and excess liability insurance policy and long-term disability insurance. None of our U.S. managing directors receive any matching contributions from the Company on their personal contributions to the Company’s 401(k) plan. Each of our U.S. managing directors is entitled to have his year-end personal tax returns prepared by our tax department. Messrs. Jacobs, Castellano, Hoffman and Stern have availed themselves of this benefit. This perquisite has been an historical practice of the firm, and is provided due to the complexity involved in preparing such tax returns as the Company continues to be viewed as a partnership for U.S. tax purposes.

Post-Employment Benefits. Each of Messrs. Jacobs, Hoffman and Stern has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and Mr. Hoffman and Mr. Stern have accrued additional benefits under a related supplemental defined-benefit pension plan. In each case, these benefits accrued prior to the applicable officer becoming a managing director of the Company. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005, and our named executive officers will not accrue any additional benefits. The annual benefit under such plans, payable as a single life annuity commencing at age 65, would be $6,447 for Mr. Jacobs, $18,845 for Mr. Hoffman and $12,421 for Mr. Stern. Under the terms of the supplemental defined-benefit pension plan, the benefits are only payable in a single lump sum payment. Messrs. Bhutani and Castellano do not participate in these plans. For the value of the benefits accrued by Messrs. Jacobs, Hoffman and Stern under these plans as of December 31, 2010, see “Pension Benefits.”

The retention agreement with each of our named executive officers, other than Mr. Bhutani, provides for certain severance benefits in the event of a termination of employment by the Company other than for “cause” or, by the executive officer for “good reason” (we refer to these as a “qualifying terminations”) prior to March 31, 2011 for Mr. Castellano and prior to March 23, 2013 for Messrs. Jacobs, Hoffman and Stern. We provide for such severance payments on the condition that the departed executive does not compete with the Company, solicit the Company’s clients or employees or take other actions that harm the Company’s business for specified periods. The level of the severance benefits depends on whether the qualifying termination occurs prior to or following a “change in control” of the Company, with qualifying terminations following a “change in control” triggering an enhanced benefit. In addition, the retention agreement with each of our named executive officers, other than Mr. Bhutani, provides that in the event that the executive officer’s receipt of any payment from the Company under the agreement or otherwise is subject to the excise tax imposed under Section 4999 of the Code, an additional payment will be made to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed. The events giving rise to a severance payment as well as the amount of the payments under the retention agreements were negotiated terms and based on common industry practice for agreements of this kind at the time they were negotiated. See “Retention Agreements with Named Executive Officers—Payments and Benefits Upon Certain Terminations of Service” and see also “Potential Payments Upon Termination or Change in Control” for an estimate of potential payouts under each scenario.

In general, non-vested RSUs and Lazard Fund Interests are forfeited by our named executive officers upon termination of employment, except in limited cases such as death, disability, a termination by the Company other than for “cause” or a qualifying retirement pursuant to the Company’s RSU Retirement Policy. See “RSU Retirement Policy.” In the event of a change of control of the Company, any unvested RSUs and Lazard Fund Interests will automatically vest. In this way, our named executive officers can realize value from these awards in the same way as shareholders in connection with the change of control transaction, and thus encourage our named executive officers to consider and support transactions that might benefit shareholders. Mr. Castellano, who is currently eligible to retire, had all of his prior RSU awards vest in 2010 pursuant to the Company’s RSU Retirement Policy. The shares Mr. Castellano received upon the RSU vesting (less shares withheld to cover certain tax liabilities) remain subject to certain restrictions, including continued compliance with the non-compete, non-solicit and other provisions in the RSU agreements, which will remain in place until the originally scheduled vesting date of each underlying RSU award.

Future Excise Tax Gross-Ups. Each retention agreement with our named executive officers currently provides that in the event that the executive officer’s receipt of any payment made by us is subject to the excise tax imposed under Section 4999 of the Code, an additional payment will be made to restore the executive officer to the after-tax position that he would have been in if the excise tax had not been imposed. With input from Hay Group, Inc., the Compensation Committee has determined that in recognition of evolving best practices, other than with respect to arrangements that are currently under consideration by the Compensation Committee, we do not intend to enter into any future arrangements that would provide for an excise tax gross-up.

Risks Related to Compensation Policies. In keeping with our risk management framework, we consider risks not only in the abstract, but also risks that might hinder the achievement of a particular objective. We have identified two primary risks relating to compensation: the risk that compensation will be insufficient to retain talent and the risk that compensation strategies might result in unintended incentives. To combat the first risk, as noted above, the compensation of employees throughout the Company is benchmarked against comparative compensation data, permitting us to set compensation levels that we believe contribute to low rates of employee attrition. Further, RSUs and Lazard Fund Interests awarded to our managing directors and other senior professionals are subject to vesting over two- or three-year periods. We believe both the levels of compensation and the structure of the RSU awards and Lazard Fund Interest awards have had the effect of retaining key personnel.

With respect to the second risk, our Company-wide year-end discretionary compensation program is designed to reflect the performance of the Company, the performance of the division in which the employee works and the performance of the individual employee, and is designed not to encourage excessive risk taking. For example, paying a significant portion of our year-end discretionary compensation in the form of RSUs and Lazard Fund Interests that vest over two or three years makes each of our managing directors and other senior professionals sensitive to long-term risk outcomes, as the value of their awards increase or decrease with the price of our common stock and, in the case of holders of Lazard Fund Interests, the performance of funds managed by our Asset Management group. Further, performance criteria for some of the Asset Management executives now include Company-wide risk management practices (some relating to mitigating certain of Asset Management’s key risks, and some relating to oversight of the “ordinary course” risks to which our Asset Management business is subject). We believe these criteria will provide our employees additional incentives to prudently manage the wide range of risks inherent in the Company’s business. We are not aware of any employee behavior motivated by our compensation policies and practices that create increased risks for our shareholders or our clients.

Based on the foregoing, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Conclusion

Our compensation program is designed to permit the Company to provide our executive officers, managing directors and other senior professionals with total compensation that is linked to our performance and reinforces the alignment of employee and shareholder interests. At the same time it is intended to provide us with sufficient flexibility to assure that such compensation is appropriate to attract and retain employees who are vital to the continued success of the Company and to drive outstanding individual and institutional performance. We believe the program met these objectives in 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Steven J. Heyer (Chair), Sylvia Jay and Michael J. Turner

Compensation of Executive Officers

The following table contains information with respect to our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company. These officers are collectively referred to as the “named executive officers.” We believe that the better way to view this information is as set forth under “Compensation Discussion and Analysis—Compensation for Each of Our Named Executive Officers in 2010,” as the information set forth below includes in 2010 compensation RSUs that relate to 2009 performance, which were awarded on February 11, 2010 and does not include in 2010 compensation RSUs that relate to 2010 performance, which were awarded on February 10, 2011. The information (i) with respect to 2009 and 2008 compensation includes RSUs granted in the relevant calendar year, which relates to the previous year’s performance, and does not include RSUs granted with respect to the relevant calendar year’s performance and (ii) with respect to 2009 includes deferred cash awards that related to 2008 performance.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Restricted Stock Unit Awards		Change in Pension Value and Nonqualified Deferred Compensation Earnings (b)	All Other Compensation (c)		Total
Kenneth M. Jacobs	2010	$900,000	$5,100,000		$3,750,000	(a)	$4,639	$57,597	(d)	$9,812,236
Chairman and Chief	2009	$1,427,885	$6,222,115	(e)	$2,300,000		$458	$193,561	(d)	$10,144,019
Executive Officer

Michael J. Castellano	2010	$500,000	$2,035,000		$1,050,000	(a)	—	$24,997	(d)	$3,609,997
Chief Financial	2009	$500,000	$1,905,000	(e)	$645,000		—	$57,443	(d)	$3,107,443
Officer	2008	$500,000	—	(e)	$900,000		—	$11,184		$1,411,184

Ashish Bhutani	2010	$750,000	$6,250,000		$4,987,500	(a)	—	$40,418	(d)	$12,027,918
Chief Executive
Officer Lazard Asset
Management

Scott D. Hoffman	2010	$750,000	$1,500,000		$1,652,500	(a)	$12,427	$33,662	(d)	$3,948,589
General Counsel	2009	$600,000	$2,642,500	(e)	$855,000		$444	$77,048	(d)	$4,174,992
	2008	$600,000	—	(e)	$1,500,000		$15,771	$10,503		$2,126,274

Alexander F. Stern	2010	$750,000	$2,500,000		$1,652,500	(a)	$6,940	$22,896	(d)	$4,932,336
Chief Operating	2009	$750,000	$2,272,500	(e)	$825,000		$0	$63,730	(d)	$3,911,230
Officer	2008	$750,000	—	(e)	$2,200,000		$9,699	$10,049		$2,969,748

(a)	Represents RSUs granted to each of the named executive officers during fiscal year 2010 that relate to 2009 performance. As required under SEC rules for compensation disclosure in proxy statements, the value of the RSUs reported in the Summary Compensation Table is based on the grant date fair value of awards in the fiscal year actually granted (rather than in the year to which it relates) and computed in accordance with FASB ASC Topic 718. See Note 16 of Notes to the Consolidated Financial Statements contained in the Company’s 2010 Annual Report on Form 10-K for a discussion of the assumptions used in the valuation of the RSUs.

(b)	Represents the aggregate change in actuarial present value of the listed officer’s accumulated benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan and, in the case of Messrs. Hoffman and Stern, a related supplemental defined-benefit pension plan.

(c)	Each of our named executive officers is the beneficiary of Company-provided life insurance, excess liability insurance and long-term disability insurance. In addition, the Company pays a portion of the health insurance premiums for our named executive officers, as it does for all U.S. employees. Perquisite compensation for Messrs. Jacobs, Castellano, Hoffman and Stern includes the incremental cost to the Company of providing U.S. tax advice and preparation of year-end personal tax returns.

(d)	Each of our named executive officers received interest payments on the deferred cash awards they were granted as part of the 2008 compensation cycle for the period from the date of the grant through February 24, 2010, as follows: Mr. Jacobs received $29,250 in 2010 and $175,500 in 2009; Mr. Castellano received $7,538 in 2010 and $45,225 in 2009; Mr. Bhutani received $27,222 in 2010; Mr. Hoffman received $10,463 in 2010 and $62,775 in 2009; and Mr. Stern received $8,813 in 2010 and $52,875 in 2009.

(e)	As was the case for most of our senior employees, each of our named executive officers for the 2009 fiscal year received deferred cash awards on February 10, 2009, which related to 2008 performance. As required under SEC rules for compensation disclosure in proxy statements, the deferred cash awards are included in the fiscal year actually granted (2009), rather than the year to which they relate (2008). During the fourth quarter of 2009, the Compensation Committee approved the acceleration of the deferred cash awards to be paid out in February 2010 for all recipients, including our named executive officers. Amounts reported in the Bonus column above include these accelerated deferred cash awards as follows: $3.9 million to Mr. Jacobs; $1.005 million to Mr. Castellano; $1.395 million to Mr. Hoffman; and $1.175 million to Mr. Stern. See “Compensation Discussion and Analysis—Design of Our Compensation Programs.”

Grants of Plan Based Awards

The following table provides information about RSUs granted to each of the named executive officers during fiscal year 2010, which relate to 2009 performance. For information on the grant date fair value of RSU awards made to each of our named executive officers during fiscal year 2011, which relate to 2010 performance, see “Compensation Discussion and Analysis—Compensation For Each of Our Named Executive Officers in 2010.”

Named Executive Officer	Grant Date	Number of Restricted Stock Units	Grant Date Fair Value of Restricted Stock Units
Kenneth M. Jacobs	February 11, 2010	102,069	$3,750,000
Michael J. Castellano	February 11, 2010	28,579	$1,050,000
Ashish Bhutani	February 11, 2010	135,751	$4,987,500
Scott D. Hoffman	February 11, 2010	44,978	$1,652,500
Alexander F. Stern	February 11, 2010	44,978	$1,652,500

The RSUs included in the table above were granted under our 2005 Equity Incentive Plan and represent a contingent right to receive an equivalent number of shares of Class A common stock. The RSUs shown in the table were valued by multiplying the number of RSUs awarded to each named executive officer by the closing price-per-share of our Class A common stock on the NYSE on the five trading days prior to February 11, 2010 ($36.74). The RSUs granted on February 11, 2010 to each of our named executive officers relate to 2009 performance and will vest as follows: one-third on March 1, 2012 and two-thirds on March 1, 2013. Each of our named executive officers signed an RSU agreement in connection with his award. In general, these agreements provide that non-vested RSUs are forfeited on termination of employment, except in limited cases such as death, disability, a termination by the Company other than for “cause” or a qualifying retirement pursuant to the Company’s RSU Retirement Policy. See “RSU Retirement Policy.” In the event of a “change in control” (as defined in the 2005 Equity Incentive Plan), any unvested but outstanding RSUs automatically will vest. All RSUs receive dividend equivalents at the same rate that dividends are paid on shares of Class A common stock. These dividend equivalents are credited in the form of additional RSUs with the same restrictions as the underlying RSUs to which they relate. In addition, the RSU agreements contain standard covenants including, among others, noncompetition and nonsolicitation of our clients and employees.

RSU Retirement Policy. In January 2010, the Company amended its retirement policy with respect to RSU awards in order to align its compensation practices with those of its peers. Pursuant to the Company’s RSU Retirement Policy, outstanding and unvested RSUs will vest (and in the case of K-1 partners, be settled in restricted stock) as long as (i) the RSU holder is at least 56 years old, (ii) the RSU holder has attained at least five years of service with the Company and (iii) the sum of the RSU holder’s actual age and years of service is at least 70. However, following retirement, the restricted stock granted to the former RSU holders remain subject to all restrictive covenants, including continued compliance with non-compete, non-solicit and other provisions contained in the original RSU award agreement through the original vesting date of the RSUs. Any dividends payable with respect to the restricted stock are held in escrow until the forfeiture provisions lapse. A recipient of restricted stock is required to make an election under Section 83(b) of the Internal Revenue Code, which subjects him or her to taxation on such restricted stock on the date of grant. With the consent of the compliance department of the Company, a recipient may dispose of up to 50% of the restricted stock granted to him or her to pay such taxes.

Bonus Plan

To align employee and shareholder interests, we adopted the 2005 Bonus Plan for purposes of determining annual bonuses for our senior executives. The Compensation Committee has full direct responsibility and authority for determining our Chief Executive Officer’s compensation under the plan. The Committee reviews and approves the recommendations of our Chief Executive Officer with regard to the compensation of our other executive officers under the plan. Subject to overall compensation limits as determined from time to time and, with respect to plan participants, the terms of the plan, our Chief Executive Officer has responsibility for determining the compensation of all employees except as provided above.

Amounts payable under the plan are allocated from a bonus pool. The actual size of the bonus pool is determined at the end of each fiscal year, taking into account the results of our operations, total shareholder return and/or other measures of our financial performance or of the financial performance of one or more of our subsidiaries or divisions, as well as competitive compensation practices in the financial services industry. A target maximum ratio of aggregate compensation and benefits expense for the year (including annual incentive payments under the plan) to annual revenue or income (or to similar measures of corporate profitability) may also be taken into account. The bonus pool is allocated among the participants in the plan with respect to each fiscal year. This allocation may be made at any time prior to payment of bonuses for such year and may take into account any factors deemed appropriate, including, without limitation, assessments of individual, subsidiary or division performance and input of management.

Amounts payable with respect to bonuses may be satisfied in cash, through equity awards granted under either the 2008 Incentive Compensation Plan or the 2005 Equity Incentive Plan or through Lazard Fund Interest awards.

Retention Agreements with Named Executive Officers

Each of the named executive officers has entered into a retention agreement with the Company. Generally, the provision of services under the retention agreements is terminable by either party upon three months’ notice, and the agreements also contain the terms and conditions set forth below.

Retention Agreements with Messrs. Jacobs, Stern, Castellano and Hoffman.

Compensation and Employee Benefits. Each of Messrs. Jacobs and Stern entered into amended retention agreements with the Company on March 23, 2010. Messrs. Castellano and Hoffman entered into amended retention agreements with the Company on May 7, 2008, and with respect to Mr. Hoffman only, the agreement was further amended on February 23, 2011 for the sole purpose of extending the expiration date in order to align its term with the retention agreements with Messrs. Jacobs and Stern. These retention agreements provide for a minimum annual base salary of $900,000 for Mr. Jacobs; $500,000 for Mr. Castellano; $600,000 for Mr. Hoffman; and $750,000 for Mr. Stern. The term of the agreements for Messrs. Jacobs, Hoffman, and Stern expire on March 23, 2013 and for Mr. Castellano on March 31, 2011, unless earlier terminated in accordance with their terms. In addition, each of Messrs. Jacobs, Castellano, Hoffman and Stern is entitled to an annual bonus to be determined under the Company’s applicable annual bonus plan on the same basis as annual bonuses are determined for other executive officers of the Company and paid in the same ratio of cash to equity awards as is applicable to other executives; provided that he is employed by the Company at the end of the applicable fiscal year.

In addition, the retention agreements with each of Messrs. Jacobs, Castellano, Hoffman and Stern provide that each is entitled to participate in employee retirement and welfare benefit plans and programs of the type made available to our most senior executives.

Payments and Benefits Upon Certain Terminations of Service. Each retention agreement with our named executive officers provides for certain severance benefits in the event of a termination by us other than for “cause” or by the named executive officer for “good reason” (which we refer to below as a “qualifying termination”) prior to March 31, 2011 in the case of Mr. Castellano and prior to March 23, 2013 in the case of Messrs. Jacobs, Hoffman and Stern. The level of the severance benefits depends on whether the applicable termination occurs prior to or following a “change in control” of the Company.

In the event of a qualifying termination of any of Messrs. Jacobs, Castellano, Hoffman or Stern prior to a “change in control,” the executive generally would be entitled to receive in a lump sum: (1) any unpaid base salary accrued through the date of termination; (2) any earned but unpaid bonuses for years completed prior to the date of termination; (3) a prorated bonus for the year of termination; and (4) a severance payment in the following amount: two times (three times with respect to Mr. Jacobs until he receives a qualifying award) the sum of such executive officer’s base salary and average annual bonus for the two fiscal years that ended prior to the date of such executive officer’s termination. For purposes of Mr. Jacobs’ amended retention agreement, “qualifying award” means a new long-term incentive award with a grant value reasonably agreed by the Company, Lazard Group and Mr. Jacobs in good faith and that accelerates upon a “change in control” or a qualifying termination. Upon such a qualifying termination, Messrs. Jacobs, Castellano, Hoffman and Stern and their eligible dependents would generally continue to be eligible to participate in the Company’s medical and dental benefit plans, on the same basis as in effect immediately prior to the date of termination (which currently requires the named executive officer to pay a portion of the premiums), for two years (three years with respect to Mr. Jacobs until he receives a qualifying award) following such termination. The period of such medical and dental benefits continuation would generally be credited towards the named executive officer’s credited age and service for the purpose of our retiree medical program.

In the event of a qualifying termination of any of Messrs. Jacobs, Castellano, Hoffman or Stern on or following a “change in control,” such executive officer would receive the severance payments and benefits described in the preceding paragraph, except that the severance payments would be in the following amount: three times the sum of such executive officer’s base salary and average annual bonus for the two fiscal years that ended prior to the date of such executive officer’s termination. In addition, each of Messrs. Jacobs, Castellano, Hoffman or Stern, and their eligible dependents, would be eligible for continued participation in our medical and dental benefit plans and receive age and service credit, as described above, except that the applicable period would be three years following the date of termination of service.

In addition to the post-employment medical and dental benefits described above, following a termination of Mr. Jacobs’ service for any reason other than for cause, Mr. Jacobs and his eligible dependents would be eligible for continued participation in our medical and dental benefits plans for the remainder of Mr. Jacobs’ life and that of his current spouse, with Mr. Jacobs or his spouse paying the full cost of all premiums associated with such coverage (other than during the periods following a qualified termination described above).

In order to facilitate Mr. Jacobs’ performance of his duties, Mr. Jacobs’ amended retention agreement provides that he is entitled to limited personal use of the Company’s aircraft in a manner consistent with the policy adopted by the Compensation Committee, and will be required to reimburse the Company for the cost of such personal usage.

Change in Control Excise Tax Gross-up. Each retention agreement with our named executive officers provides that in the event that the executive officer’s receipt of any payment made by us under the retention agreement or otherwise is subject to the excise tax imposed under Section 4999 of the Code, an additional payment will be made to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed.

Noncompetition and Nonsolicitation of Clients. While providing services to the Company and during the three-month period following termination of the named executive officer’s services (one-month period in the event of such a termination by us without cause), the named executive officer may not:

•

Perform services in a line of business that is similar to any line of business in which the named executive officer provided services to us in a capacity that is similar to the capacity in which the named executive officer acted for us while providing services to us (“competing services”) for any business enterprise that engages in any activity, or owns a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged up to and including the date of termination of employment (a “competitive enterprise”),

•	Acquire an ownership or voting interest of 5% or more in any competitive enterprise, or

•

Solicit any of our clients on behalf of a competitive enterprise in connection with the performance of services that would be competing services, or otherwise interfere with or disrupt any client’s relationship with us.

Nonsolicitation of Employees. While providing services to us and during the six-month period following termination of the named executive officer’s services, the named executive officer may not, directly or indirectly, in any manner, solicit or hire any of our employees at the associate level or above to apply for, or accept employment with, any competitive enterprise, or otherwise interfere with any such employee’s relationship with us.

Transfer of Client Relationships, Nondisparagement and Notice Period Restrictions. The named executive officer is required, upon termination of his services to us and during the 90-day period following termination, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he worked; provided that such actions and things do not materially interfere with other employment or professional activities of the named executive officer. In addition, while providing services to us and thereafter, the named executive officer generally may not disparage us, and before and during the three-month notice period prior to termination, the named executive officer is prohibited from entering into a written agreement to perform services for a competitive enterprise.

Retention Agreement with Mr. Bhutani.

Compensation and Employee Benefits. Mr. Bhutani entered into a retention agreement with the Company on March 15, 2005 substantially in the form provided to all pre-IPO managing directors who were not then executive officers (including Messrs. Parr and Jordan). Mr. Bhutani’s retention agreement provides that he is entitled to a base salary in an amount no less than the amount of his base salary at the time of the Company’s IPO. In addition, Mr. Bhutani is eligible for an annual bonus at the discretion of the Chief Executive Officer and is eligible to participate in any equity plan for executives of the Company.

In addition, the retention agreement with Mr. Bhutani provides that he is entitled to participate in employee retirement and welfare benefit plans and programs of the type made available to managing directors generally.

Payments and Benefits Upon Certain Terminations of Service. Mr. Bhutani’s retention agreement generally does not entitle Mr. Bhutani to any payments or benefits upon a termination of employment; however, in the event that the Company terminates Mr. Bhutani’s employment without “cause” without providing three months’ notice, then the Company will provide him with three months continuation of base salary.

Restrictive Covenants. Mr. Bhutani’s retention agreement generally contains the same provisions regarding noncompetition and nonsolicitation of clients, nonsolicitation of employees and transfer of client relationships, nondisparagement and notice period restrictions as the other named executive officers.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information about the number and value of RSUs held by the named executive officers as of December 31, 2010. The market value of the RSUs was calculated based on the closing price of the Company’s Class A common stock on the NYSE on December 31, 2010 ($39.49). The table does not include RSU awards that relate to 2010 performance, which were granted in February 2011.

Named Executive Officer	Number of Shares of Restricted Stock and Restricted Stock Units That Have Not Vested (1)	Market Value of Restricted Stock and Restricted Stock Units That Have Not Vested
Kenneth M. Jacobs	481,662	$19,020,832
Michael J. Castellano (2)	42,563	$1,680,813
Ashish Bhutani	451,924	$17,846,479
Scott D. Hoffman	121,442	$4,795,745
Alexander F. Stern	146,786	$5,796,579

(1)	RSU awards are typically granted to our named executive officers in February of each year under the Company’s 2005 Equity Incentive Plan or the 2008 Incentive Compensation Plan, and relate to the prior year’s performance. The scheduled vesting dates for outstanding RSU awards granted to each of the named executive officers are as follows: (i) RSUs granted on February 11, 2010 will vest 33% on March 1, 2012 and 67% on March 1, 2013; (ii) RSUs granted on February 10, 2009 will vest on March 1, 2013; (iii) RSUs granted on January 30, 2008 will vest on March 31, 2011; and (iv) the remaining RSUs granted on January 23, 2007 will vest on March 31, 2011.

(2)	Mr. Castellano, who is currently eligible to retire, had all of his prior RSU awards vest in 2010 pursuant to the Company’s RSU Retirement Policy. In accordance with that policy, Mr. Castellano received shares of restricted stock upon the vesting of his prior RSU awards, less shares withheld by Lazard to cover certain tax liabilities. The restrictions on these shares will remain in place until the originally scheduled vesting date of each of the underlying RSU awards.

Stock Vested

The following table sets forth certain information concerning RSUs held by our named executive officers that vested in 2010. The value realized on vesting was calculated based on the closing price of the Company’s Class A common stock on the NYSE on the date immediately preceding the vesting date.

Named Executive Officer	Number of Shares Acquired on Vesting	Value Realized on Vesting
Kenneth M. Jacobs	81,429	$2,916,787
Michael J. Castellano (1)	49,046	$1,723,593
Ashish Bhutani	240,432	$7,619,939
Scott D. Hoffman	16,406	$587,663
Alexander F. Stern	33,030	$1,183,135

(1)	Mr. Castellano, who is currently eligible to retire, had all of his prior RSU awards vest in 2010 pursuant to the Company’s RSU Retirement Policy. In accordance with that policy, Mr. Castellano received shares of restricted stock upon the vesting of his prior RSU awards, less shares withheld by Lazard to cover certain tax liabilities. The number of shares acquired on vesting and the value realized (i) reflects the shares withheld to cover certain tax liabilities triggered by the terms of our RSU Retirement Policy and (ii) the shares of restricted stock that became unrestricted on March 31, 2010 in accordance with the vesting scheduled of the underlying RSU award in January 2006.

Pension Benefits

The following table provides information with respect to Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and a related supplemental defined-benefit pension plan. Each of Messrs. Jacobs, Hoffman and Stern has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, and Messrs. Hoffman and Stern have accrued additional benefits under the related supplemental defined-benefit pension plan. The annual benefit under such plans, payable as a single life annuity commencing at age 65, would be $6,447 for Mr. Jacobs, $18,845 for Mr. Hoffman and $12,421 for Mr. Stern. Under the terms of the supplemental defined-benefit pension plan, the benefits are only payable in a single lump sum payment. These benefits accrued in each case prior to the applicable officer’s becoming a managing director of the Company. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005. For a discussion of the valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit, see Note 17 of Notes to the Company’s Consolidated Financial Statements contained in its 2010 Annual Report on Form 10-K. Messrs. Bhutani and Castellano do not participate in any of these plans.

Named Executive Officer	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Kenneth M. Jacobs	Lazard Frères & Co. LLC Employees’ Pension Plan	3	$35,979	$0

Scott D. Hoffman	Lazard Frères & Co. LLC Employees’ Pension Plan	5	$48,599	$0
	Supplemental Defined-Benefit Pension	5	$37,808	$0

Alexander F. Stern	Lazard Frères & Co. LLC Employees’ Pension Plan	6	$42,332	$0
	Supplemental Defined-Benefit Pension Plan	6	$2,286	$0

(1)	Mr. Jacobs has been employed by the Company for 23 years, Mr. Hoffman 17 years and Mr. Stern 15 years. Mr. Jacobs became a managing director of the Company in 1991, Mr. Hoffman in 1999 and Mr. Stern in 2002, at which point they ceased accruing benefits under these plans.

(2)	In calculating the present value of accumulated benefits outlined above, Messrs. Jacobs, Hoffman and Stern are assumed to live to age 65 and subsequently retire. They are also assumed to choose the single life annuity form of benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan and the lump sum form of benefit under the Supplemental Defined-Benefit Pension Plan (for Mr. Hoffman and Mr. Stern only). The interest rate and mortality used to determine the Employees’ Pension Plan present value is 5.60% for all years and the RP-2000 Mortality Table (with 9 years improvement and adjusted for white collar workers) after retirement only. The Supplemental Defined-Benefit Pension Plan assumes that the annuity benefit will be converted to a lump sum at age 65 using a 5.35% interest rate and the mortality outlined in IRS Notice 2008-85 applicable for lump sum payments (projected to the year participant attains age 65 using Scale AA). A 5.60% discount rate is used to determine the present value of this single payment at age 65 at December 31, 2010.

Potential Payments Upon Termination or Change-in-Control

As described above, each of our named executive officers, other than Mr. Bhutani, has entered into a retention agreement with the Company that provides for certain severance benefits in the event of a termination by us other than for “cause” or by such named executive officer for “good reason” prior to (i) March 31, 2011 for Mr. Castellano and (ii) March 23, 2013 for Messrs. Jacobs, Hoffman and Stern. The level of the severance benefits depends on whether the applicable termination occurs prior to or following a “change in control.” For a discussion of the severance benefits provided pursuant to the retention agreements, see “Retention Agreements with Named Executive Officers.”

Each of our named executive officers has received RSUs pursuant to the Company’s 2005 Equity Incentive Plan or the 2008 Incentive Compensation Plan. In the event of a “change in control,” all RSUs granted under the 2005 Equity Incentive Plan or the 2008 Incentive Compensation Plan will automatically vest.

The following table shows the potential payments that would be made by the Company to each of the named executive officers assuming that such officers’ employment with the Company terminated, or a “change in control” occurred, on December 31, 2010 under the circumstances outlined in the table. As a result, the RSU awards granted in February 2011 (which relate to 2010 performance) are not reflected in the table. For purposes of this table, the price of the Company’s Class A common stock is assumed to be $39.49, which was the closing price on December 31, 2010.

	Prior to a Change in Control			On or After a Change in Control
Named Executive Officer	Death or Disability	Involuntary Termination without “Cause”	Resignation for “Good Reason”	No Termination of Employment	Death or Disability	Involuntary Termination without “Cause” or Resignation for “Good Reason” (1)

Kenneth M. Jacobs
Severance Payment	—	$20,916,345	$20,916,345	—	—	$20,916,345
RSU Vesting (1) (2)	$19,020,832	$19,020,832	—	$19,020,832	$19,020,832	$19,020,832
Pro-rata Annual Incentive Payment (3)	$13,900,000	$13,900,000	$13,900,000	—	$13,900,000	$13,900,000
Excise Tax Gross-up Payment (4)	—	—	—	—	—	$11,103,023
Michael J. Castellano
Severance Payment	—	$4,600,000	$4,600,000	—	—	$6,900,000
RSU Vesting (1) (2)	—	—	—	—	—	—
Pro-rata Annual Incentive Payment (3)	$2,250,000	$2,250,000	$2,250,000	—	$2,250,000	$2,250,000
Excise Tax Gross-up Payment (4)	—	—	—	—	—	$2,889,614
Ashish Bhutani
Severance Payment (5)	—	—	—	—	—	—
RSU Vesting (1) (2)	$17,846,479	$17,846,479	—	$17,846,479	$17,846,479	$17,846,479
Pro-rata Annual Incentive Payment (3)	$13,250,000	—	—	—	$13,250,000	—
Excise Tax Gross-up Payment (4)	—	—	—	—	—	—
Scott D. Hoffman
Severance Payment	—	$6,650,000	$6,650,000	—	—	$9,975,000
RSU Vesting (1) (2)	$4,795,745	$4,795,745	—	$4,795,745	$4,795,745	$4,795,745
Pro-rata Annual Incentive Payment (3)	$3,750,000	$3,750,000	$3,750,000	—	$3,750,000	$3,750,000
Excise Tax Gross-up Payment (4)	—	—	—	—	—	$5,138,903
Alexander F. Stern
Severance Payment	—	$6,250,000	$6,250,000	—	—	$9,375,000
RSU Vesting (1) (2)	$5,796,579	$5,796,579	—	$5,796,579	$5,796,579	$5,796,579
Pro-rata Annual Incentive Payment (3)	$5,750,000	$5,750,000	$5,750,000	—	$5,750,000	$5,750,000
Excise Tax Gross-up Payment (4)	—	—	—	—	—	$4,399,285

(1)	Valuation of all RSU awards is based upon the full value underlying the Company’s Class A common stock at the close of business on December 31, 2010, without taking into account any discount for the present value of such awards. Upon a “change in control,” all RSU awards immediately vest in full.

(2)	Upon death, all RSU awards vest upon the earlier of 30 days or the scheduled vesting date. Upon disability, or a termination without “cause”, the executive may be immediately taxed on 100% of the shares underlying the RSUs. Accordingly, 50% of the shares underlying the RSUs will be delivered to the executive immediately upon termination to allow payment of taxes, and the remaining 50% will be delivered on the original vesting dates; provided that the executive does not violate his restrictive covenants. The scheduled vesting dates for outstanding RSU awards are as follows: (i) RSUs granted on February 11, 2010 will vest 33% on March 1, 2012 and 67% on March 1, 2013; (ii) RSUs granted on February 10, 2009 will vest on March 31, 2013; (iii) RSUs granted on January 30, 2008 will vest on March 31, 2011; and (iv) the remaining RSUs granted on January 23, 2007 will vest on March 31, 2011. See Footnote (1) to the “Outstanding Equity Awards at 2010 Fiscal Year-End” table.

(3)	Under the terms of the 2005 Bonus Plan, upon death or disability, each named executive officer may receive a pro-rated portion of the annual incentive compensation that he would have received in the absence of such termination. Assuming a December 31, 2010 death or disability, all named executive officers were assumed to have received their full incentive compensation award for 2010 (annual cash bonus plus value of RSU award).

Pursuant to their retention agreements, in the event of an involuntary termination without “cause” or resignation for “good reason”, each of Messrs. Jacobs, Castellano, Hoffman and Stern is entitled to a pro-rated portion of the bonus payment that he would have received in the absence of such termination. Under such circumstances, we have assumed that each named executive officer would receive his full incentive compensation award for 2010 (annual cash bonus plus value of RSU award).

(4)	Amounts represent the amount needed to pay each named executive officer in order to provide him with a gross-up for his excise tax obligations under Section 4999 of the Code, which imposes an excise tax on certain payments made in connection with a “change in control”, and any additional tax cost related to the gross-up payment, assuming that a “change in control” and a qualifying termination of employment occurred on December 31, 2010. Amounts were determined in accordance with Section 280G of the Code and the regulations issued thereunder, assuming a regular income tax rate ranging from 43.0% to 45.6% based on each named executive officer’s work location and personal residence, each named executive officer’s compensation for the period from 2005-2009 and an interest rate equal to 0.38%.

(5)	Mr. Bhutani is generally not eligible for payments or benefits upon a termination of employment; however, in the event that the Company terminates Mr. Bhutani’s employment without “cause” without providing three months’ notice, then, in addition to the vesting of his RSUs, the Company will provide him with three months continuation of base salary. For purposes of this chart, it is assumed that the Company will provide Mr. Bhutani with the required notice.

If a named executive officer had voluntarily resigned or retired from the Company on December 31, 2010 without “good reason” or was terminated by the Company for cause, he would not have been entitled to receive any severance payments from the Company, and any unvested RSUs would have been forfeited.

With respect to a termination for “cause” of a named executive officer, the term “cause” generally means: (i) conviction of, or a guilty plea or plea of nolo contendere to, a felony, or of any other crime that legally prohibits the named executive officer from working for the Company; (ii) a breach of a regulatory rule that materially adversely affects the named executive officer’s ability to perform his duties for the Company; (iii) willful and deliberate failure on the part of the named executive officer (A) to perform his employment duties in any material respect or (B) to follow specific reasonable directions received from the Company; or (iv) a breach of the covenants contained in the retention agreements that is (individually or combined with other such breaches) demonstrably and materially injurious to the Company or any of its affiliates. Notwithstanding the foregoing, with respect to the events described in clauses (ii) and (iii)(A) of the prior sentence, the named executive officer’s acts or failure to act shall not constitute cause to the extent taken (or not taken) based upon the direct instructions of the Chief Executive Officer or the Board or a more senior executive officer of the Company.

With respect to a termination of any of Messrs. Jacobs, Castellano, Hoffman or Stern for “good reason,” their retention agreements generally define “good reason” as: (i) the assignment of the named executive officer to any duties inconsistent in any material respect with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect as of (A) May 7, 2008 with respect to Messrs. Castellano and Hoffman or (B) March 23, 2010 with respect to Messrs. Jacobs and Stern, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities from the level in effect as of such date; (ii) a material breach by the Company of the terms of the retention agreement; or (iii) any requirement that the named executive officer’s principal place of employment be relocated to a location that increases the executive’s commute from his primary residence by more than 30 miles.

The term “change in control,” as used in the retention agreements, the 2005 Equity Incentive Plan and the 2008 Incentive Compensation Plan, generally means any of the following events: (i) an acquisition (other than directly from the Company) by an individual, entity or a group (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Company’s shareholders) of 20% (30% for purposes of the 2008 Incentive Compensation Plan) or more of either (A) the then-outstanding shares of Common Stock (treating, for this purpose, the then-outstanding Class II interests of LAZ-MD Holdings (“Class II interests”) as shares of Common Stock on an as-if fully exchanged basis in accordance with the Master Separation Agreement) (the “Outstanding Company Common Stock”), assuming the full exchange of all of the then-outstanding Class II interests for shares of Common Stock in accordance with the Master Separation Agreement or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); (ii) a change in a majority of the current Board (the “Incumbent Board”) (excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or a threatened proxy contest); (iii) consummation of a merger, consolidation or sale of all or substantially all of the Company’s assets (collectively, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination (assuming in each case the full exchange of the Class II interests for shares of Company Common Stock in accordance with the Master Separation Agreement) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination, at least a majority of the board of directors of the resulting corporation were members of the Incumbent Board, and after which no Person owns 20% (30% for purposes of the 2008 Incentive Compensation Plan) or more of the stock of the resulting corporation, who did not own such stock immediately before the Business Combination; or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers file reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Exchange Act. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2010 each of our directors and executive officers has complied with applicable reporting requirements for transactions in our equity securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy on Related Party Transactions

Our Board of Directors has adopted a written policy requiring that all “Interested Transactions” (as defined below) be approved or ratified by either the Nominating & Governance Committee or, under certain circumstances, the Chair of the Nominating & Governance Committee. The Nominating & Governance Committee is required to review the material facts of all Interested Transactions that require the Committee’s approval or ratification and either approve or disapprove of the entry into the Interested Transaction. In determining whether to approve or ratify an Interested Transaction, the Nominating & Governance Committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the interest of the “Related Party” (as defined below) in the transaction. In addition, the Board of Directors has delegated to the Chair of the Nominating & Governance Committee the authority to pre-approve or ratify (as applicable) any Interested Transaction with a Related Party in which the aggregate amount involved is expected to be less than $1 million. A report is then made to the Nominating & Governance Committee at its next regularly scheduled meeting of each new Interested Transaction pre-approved by the Chair of the Nominating & Governance Committee. Any director who is a Related Party with respect to an Interested Transaction may not participate in any discussion or approval of such Interested Transaction. An “Interested Transaction” is one in which (i) we are a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000, (iii) one of our executive officers, directors, director nominees, 5% shareholders, or their family members (each a “Related Party”) has a direct or indirect material interest in the transaction and (iv) the transaction is required to be disclosed in our Proxy Statement or Annual Report on Form 10-K pursuant to the rules and regulations promulgated by the SEC.

Related Party Transactions

On May 10, 2005, as part of our IPO of Class A common stock, we completed a series of financing transactions the net proceeds of which were primarily used to redeem the outstanding Lazard Group membership interests of Lazard Group’s historical partners. In the discussions below, we refer to these financing transactions and the IPO, collectively, as the “recapitalization.” Concurrently, on May 10, 2005, Lazard Group transferred its capital markets business, which consisted of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, its fund management activities outside of France and specified non-operating assets and liabilities, to LFCM Holdings. In the discussions below, we refer to these businesses, assets and liabilities as the “separated businesses” and these transfers collectively as the “separation.”

Relationship with LAZ-MD Holdings and LFCM Holdings

As of December 31, 2010, LAZ-MD Holdings owned approximately 6.3% of the voting power of all shares of Lazard Ltd’s voting stock through its ownership of the Class B common stock. LAZ-MD Holdings’ voting power in Lazard Ltd is intended to mirror its economic interest in Lazard Group, and its voting power will continue to decrease over time in connection with the exchange of the LAZ-MD Holdings exchangeable interests by the current and former working members of Lazard Group for shares of Lazard Ltd’s Class A common stock. The current and former working members of Lazard Group, including our managing directors who held working member interests at the time of the recapitalization, own LAZ-MD Holdings exchangeable interests and, through the LAZ-MD Holdings stockholders’ agreement, have the right to cause LAZ-MD Holdings to vote its Class B common stock on an as-if-exchanged basis.

In addition, LFCM Holdings, which is the entity that owns and operates the separated businesses, ceased to be a subsidiary of Lazard Group and LAZ-MD Holdings at the time of the separation. It is owned by current and former working members of Lazard Group, including our managing directors and named executive officers, who are members of LAZ-MD Holdings. A managing director of Lazard Frères & Co LLC, a wholly owned subsidiary of Lazard Group, is the chairman of LFCM Holdings. LFCM Holdings shall reimburse us approximately $1.5 million for a portion of his salary and bonus in 2010 for services that he rendered to LFCM Holdings as its chairman.

We entered into several agreements with Lazard Group, LAZ-MD Holdings and LFCM Holdings to effect the separation and recapitalization transactions and to define and regulate the relationships of the parties. Except as described in this section, we do not have any material arrangements with LAZ-MD Holdings and LFCM Holdings other than ordinary course business relationships on arm’s length terms.

Pursuant to a Prospectus Supplement dated August 3, 2010, certain holders of LAZ-MD Holdings exchangeable interests (including certain members of our Board of Directors) exchanged their interests for Lazard Class A common stock (the “selling shareholders”) and sold 7,397,837 shares of our common stock to Goldman, Sachs & Co. (“Goldman Sachs”) at a price of $30.32 per share. In connection with this offering, Lazard Group purchased an additional 2,500,000 shares of Lazard Ltd Class A common stock from the selling shareholders through Goldman Sachs, as agent, at the price of $30.32 per share. In the aggregate, the selling shareholders sold a total of 9,897,837 shares of Class A common stock. Lazard Ltd did not receive any net proceeds from the sale of such Class A common stock. The purchase price was agreed upon based upon negotiations between a committee for the selling shareholders and Goldman Sachs. In addition, pursuant to a Prospectus Supplement dated November 1, 2010, certain holders of LAZ-MD Holdings exchangeable interests (including certain of our executive officers and members of our Board of Directors) exchanged their interests for Lazard Class A common stock and sold 3,000,000 shares of our common stock to Citigroup Global Markets Inc. (“Citigroup”) at a price of $35.77 per share. In connection with this offering, Lazard Group purchased an additional 1,220,714 shares of Lazard Ltd Class A common stock from the selling shareholders through Citigroup, as agent, at the price of $35.77 per share. In the aggregate, the selling shareholders sold a total of 4,220,714 shares of Class A common stock. Lazard Ltd did not receive any net proceeds from the sale of such Class A common stock. The purchase price was agreed upon based upon negotiations between a committee for the selling shareholders and Citigroup. Both of these transactions were approved by our Board of Directors.

Agreements with LAZ-MD Holdings and LFCM Holdings

We have provided below summary descriptions of the master separation agreement and the other key related agreements we entered into with Lazard Group, LAZ-MD Holdings and LFCM Holdings in connection with the separation and recapitalization transactions, as well as any material amendments thereto. These agreements effected the separation and recapitalization transactions and also provide a framework for our ongoing relationship with LAZ-MD Holdings and LFCM Holdings. These agreements include:

•	the master separation agreement,

•	the license agreement,

•	the administrative services agreement,

•	the business alliance agreement, and

•	the tax receivable agreement.

The descriptions set forth below, which summarize selected terms of these agreements, are not complete. Copies of these agreements have been filed as exhibits to our Annual Report on Form 10-K and are available to the public from the SEC’s internet site at www.sec.gov.

Master Separation Agreement

On May 10, 2005, Lazard Ltd entered into the master separation agreement with Lazard Group, LAZ-MD Holdings and LFCM Holdings. The master separation agreement contains key provisions relating to the separation and recapitalization transactions and the relationship among the parties after completion of the separation and recapitalization. The master separation agreement identified the assets, liabilities and businesses of Lazard Group that were transferred to LFCM Holdings in connection with the separation and recapitalization and described when and how the separation and recapitalization occurred. In addition, the master separation agreement continues to regulate aspects of the relationship among the parties, including the exchange mechanics of the LAZ-MD Holdings exchangeable interests.

Relationship Among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings. The master separation agreement contains various provisions governing the relationship among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings after the separation and recapitalization, including with respect to the following matters.

Limitation on Scope of LAZ-MD Holdings’ Operations. The master separation agreement provides that LAZ-MD Holdings will not engage in any business other than to act as the holding company for the working members’ interests in Lazard Group and Lazard Ltd’s Class B common stock and actions incidental thereto, except as otherwise agreed by Lazard Ltd.

Parity of Lazard Group Common Membership Interests and Lazard Ltd’s common stock. The master separation agreement sets forth the intention of Lazard Group and Lazard Ltd that the number of Lazard Group common membership interests held by Lazard Ltd (or its subsidiaries) will at all times be equal in number to the number of outstanding shares of Lazard Ltd’s common stock, subject to customary anti-dilution adjustments.

Expenses. The master separation agreement sets forth the intention of Lazard Group to reimburse Lazard Ltd for its costs and expenses incurred in the ordinary course of business.

LAZ-MD Holdings Exchangeable Interests. The master separation agreement sets forth the terms and arrangements with respect to the LAZ-MD Holdings exchangeable interests, including the exchange rate and timing of exchangeability of those interests.

Indemnification. In general, under the master separation agreement, Lazard Group indemnifies LFCM Holdings, LAZ-MD Holdings and their respective representatives and affiliates for any and all losses (including tax losses) that such persons incur to the extent arising out of or relating to our business (both historically and in the future) and any and all losses that LFCM Holdings, LAZ-MD Holdings and their respective representatives and affiliates incur arising out of or relating to any breach of the master separation agreement by Lazard Group or Lazard Ltd.

In general, under the master separation agreement, LFCM Holdings indemnifies Lazard Ltd, Lazard Group, LAZ-MD Holdings and their respective representatives and affiliates for any and all losses (including tax losses) that such persons incur arising out of or relating to the separated businesses and the businesses conducted by LFCM Holdings (both historically and in the future) and any and all losses that Lazard Ltd, Lazard Group, LAZ-MD Holdings and their respective representatives or affiliates incur arising out of or relating to any breach of the master separation agreement by LFCM Holdings.

In general, under the master separation agreement, LAZ-MD Holdings indemnifies Lazard Ltd, Lazard Group, LFCM Holdings and their respective representatives and affiliates for any and all losses that such persons incur to the extent arising out of or relating to any breach of the master separation agreement by LAZ-MD Holdings.

Any indemnification amounts are reduced by any insurance proceeds and other offsetting amounts recovered by the indemnitee. The master separation agreement specifies procedures with respect to claims subject to indemnification and related matters.

Other Provisions. The master separation agreement also contains provisions governing the sharing of information between Lazard Ltd and Lazard Group, on the one hand, and LAZ-MD Holdings and LFCM Holdings, on the other hand.

On November 6, 2006, Lazard Ltd, Lazard Group and LAZ-MD Holdings entered into Amendment No. 1 to the master separation agreement (the “amendment”). The amendment modified the provisions of the master separation agreement relating to the exchange terms of the LAZ-MD Holdings exchangeable interests. The modifications included the following:

•

An exchange of LAZ-MD Holdings exchangeable interests may be conditioned upon the actual sale of all or any portion (such amount designated by the holder) of the LAZ-MD Holdings exchangeable interests in connection with a registered offering.

•

Holders of LAZ-MD Holdings exchangeable interests that are then exchangeable may exchange these interests not only at annual registration periods, but also in connection with demand and piggy-back registration opportunities and during window periods after the filing of selected Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K by Lazard Ltd.

•

In addition to requiring the consent of Lazard Ltd, Lazard Group and LAZ-MD Holdings to amend the exchangeability provisions, any amendment that materially and adversely impacts the rights of any holder thereunder requires the consent of such holder, or it will not apply to such person unless such amendment applies to, and affects the rights of all holders equally, regardless of whether or not such person is providing services to Lazard Ltd.

Lazard License Agreement

The logo, trademarks, trade names and service marks of Lazard are currently property of various wholly owned subsidiaries of Lazard Group. Pursuant to the master separation agreement, Lazard Group and those subsidiaries entered into a license agreement with LFCM Holdings that governs the use of the Lazard and LF names by LFCM Holdings in connection with the separated businesses.

In general, LFCM Holdings is permitted to use the Lazard and LF names to the extent that the Lazard name was being used at the time of the separation and recapitalization by the separated businesses and is permitted to use the LF name solely for the use of the name LFCM Holdings LLC in its capacity as a holding company for the separated businesses. Under the agreement, LFCM Holdings pays $100,000 per year for the right to license the Lazard name. The license survives with respect to capital markets activities until the expiration or termination of the business alliance provided for in the business alliance agreement that LFCM Holdings entered into with Lazard Group. With respect to alternative investment (including private equity) activities, LFCM Holdings’ license survives until the earlier of the expiration, termination or closing of the options to purchase the North American and European fund management activities, granted in the business alliance agreement, as described in “—Business Alliance Agreement”, or until the business alliance agreement is terminated. The license for the LF name in LFCM Holdings LLC may be terminated by either party for any reason after the license with respect to the capital markets business and the license for the alternative investment activities have both expired or been terminated. Upon termination of either the license with respect to the capital markets business or the license for the alternative investment activities, the license fee for the calendar year following the termination and each year thereafter will be $75,000 per year. If both of those licenses are terminated, the license fee for the calendar year following the termination and each year thereafter will be $25,000 per year.

Administrative Services Agreement

We entered into an administrative services agreement with LAZ-MD Holdings and LFCM Holdings regarding the provision of administrative and support services after the separation and recapitalization.

Pursuant to the administrative services agreement, Lazard Group provides selected administrative and support services to LAZ-MD Holdings and LFCM Holdings, such as:

•	cash management and debt service administration,

•	accounting and financing activities,

•	tax,

•	payroll,

•	human resources administration,

•	financial transaction support,

•	information technology,

•	public communications,

•	data processing,

•	procurement,

•	real estate management, and

•	other general administrative functions.

Lazard Group charges LFCM Holdings for the above services based on Lazard Group’s cost allocation methodology. Notwithstanding Lazard Group’s providing data processing services, Lazard Group does not provide any security administration services, as such services were transferred to LFCM Holdings.

Pursuant to the administrative services agreement, Lazard Group also provides tax services to LAZ-MD Holdings and LFCM Holdings provides security administrative services to Lazard Group.

The services provided by Lazard Group to LFCM Holdings, and by LFCM Holdings to Lazard Group, under the administrative services agreement generally were to be provided until December 31, 2008, and were subject to automatic annual renewal, unless either party gives 180 days’ notice of termination. As of December 31, 2010, neither party has given notice of termination, and the agreement has been automatically renewed for an additional one-year period. LFCM Holdings and Lazard Group have a right to terminate the services earlier if there is a change of control of either party or the business alliance provided in the business alliance agreement expires or is terminated. The party receiving a service may also terminate a service earlier upon 180 days’ notice as long as such receiving party pays the service provider an additional 3 months of service fee for the terminated service. The services provided by Lazard Group to LAZ-MD Holdings will generally be provided until December 31, 2014, unless terminated earlier because of a change of control of either party. See Note 21 of Notes to the Consolidated Financial Statements contained in Lazard’s 2010 Annual Report on Form 10-K for a discussion of payments made in 2010 under the administrative services agreement.

In addition, in connection with the various agreements entered into in connection with the CP II MgmtCo Spin-Off, Lazard Group agreed to provide certain specified services to LFCM Holdings (which, in turn, LFCM Holdings may provide to CP II MgmtCo) pursuant to the administrative services agreement. See “—Business Alliance Agreement” for a discussion of the CP II MgmtCo Spin-Off.

In the absence of gross negligence or willful misconduct, the party receiving services under the administrative services agreement waives any rights and claims it may have against the service provider in respect of any services provided under the administrative services agreement.

Business Alliance Agreement

Lazard Group and LFCM Holdings entered into a business alliance agreement that provides for the continuation of Lazard Group’s and LFCM Holdings’ business relationships in the areas and on the terms summarized below.

The business alliance agreement provides that Lazard Group will refer to LFCM Holdings selected opportunities for underwriting and distribution of securities. In addition, Lazard Group will provide assistance in the execution of any such referred business. In exchange for this referral obligation and assistance, Lazard Group is entitled to a referral fee from LFCM Holdings equal to approximately half of the revenue obtained by LFCM Holdings in respect of any underwriting or distribution opportunity. In addition, LFCM Holdings will refer opportunities in the Financial Advisory and Asset Management businesses to Lazard Group. In exchange for this referral, LFCM Holdings is entitled to a customary finders’ fee from Lazard Group. In addition, the business alliance agreement further provides that, during the term of the business alliance, Lazard Frères & Co. LLC and LAM Securities will introduce execution and settlement transactions to newly formed broker-dealer entities affiliated with LFCM Holdings. The term of the business alliance expires on May 10, 2010, subject to periodic automatic renewal, unless either party elects to terminate in connection with any such renewal or elects to terminate on account of a change of control of either party. See Note 21 of Notes to the Consolidated Financial Statements contained in Lazard’s 2010 Annual Report on Form 10-K for a discussion of payments made in 2010 under the business alliance agreement.

In addition, the business alliance agreement granted Lazard Group an option to purchase the North American fund management activities of Lazard Alternative Investments Holdings LLC, or “LAI,” the subsidiary of LFCM Holdings that owns and operates LFCM Holdings’ alternative investment activities. This option is currently exercisable at any time prior to May 10, 2014 for a purchase price of $2.5 million. The option price for the North American fund management activities reflects a reduction of $1.5 million due to the payment of a like amount to LFCM Holdings in February 2008 in connection with the initial public offering of Sapphire Industrials Corp., a special purpose acquisition company formed by a subsidiary of Lazard Group and a reduction of $4 million due to the payment of a like amount in February 2009 to LFCM Holdings in connection with the spin-off of Corporate Partners II Limited (“CP II”) to the investment professionals who managed CP II (the “CP II MgmtCo Spin-Off”) and the amendments to the business alliance agreement described below. LAI’s fund management activities initially consisted of fund management and general partner entities that were transferred to LFCM Holdings in connection with the separation. The business alliance agreement provides that, prior to the expiration, termination or exercise of the option, Lazard Group has certain governance rights with respect to LAI, and LFCM Holdings is required to support the business of LAI. Lazard Group may agree to new capital commitments and other obligations with respect to newly formed funds in its sole discretion. Lazard Group may be entitled to receive from LFCM Holdings all or a portion of payments from the incentive fees attributable to newly established LAI funds less compensation payable to investment professionals who manage these funds. In addition, Lazard Group is obligated to abide by obligations that existed as of the date of the separation and recapitalization with respect to funds existing as of such date. In February 2009, pursuant to agreements entered into by us, a subsidiary of LAI (“LAI North America”), LFCM Holdings and the investment professionals who manage CP II, equity ownership of the management company of CP II (“CP II MgmtCo”) was transferred from LAI North America to the investment professionals who manage CP II. In connection with the CP II MgmtCo Spin-Off, Lazard Group made a $4 million cash payment to LFCM Holdings. In consideration for this payment, the business alliance agreement was amended to remove any restriction on Lazard Group engaging in private equity businesses in North America and to reduce the price of our option to acquire the fund management activities of LAI in North America from $6.5 million to $2.5 million. See Note 21 of Notes to the Consolidated Financial Statements contained in Lazard’s 2010 Annual Report on Form 10-K.

Pursuant to the business alliance agreement, LFCM Holdings agreed not to compete with any existing Lazard Group businesses until the latest to occur of the termination of the license agreement, the expiration, termination or exercise of the option to purchase the North American merchant banking activities or the expiration or termination of the business alliance.

Tax Receivable Agreement

In connection with the separation and recapitalization, we entered into a tax receivable agreement with LFCM Holdings on May 10, 2005. The agreement was based on the mutual recognition that the redemption of the Lazard Group membership interests held by the historical partners on May 10, 2005 for cash resulted in, and the exchange from time to time of the LAZ-MD Holdings exchangeable interests for shares of our common stock may result in, an increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group that otherwise would not have been available. Although the IRS may challenge all or part of that tax basis increase, and a court could sustain such a challenge by the IRS, these increases in tax basis, if sustained, may reduce the amount of tax that our subsidiaries would otherwise be required to pay in the future.

The tax receivable agreement provides for the payment by our subsidiaries to LFCM Holdings of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. Our subsidiaries expect to benefit from the remaining 15% of cash savings, if any, in income tax that our subsidiaries realize. Any amount paid by our subsidiaries to LFCM Holdings will generally be distributed to the working members, including our named executive officers, in proportion to their goodwill interests underlying the working member interests held by or allocated to such persons immediately prior to the separation.

In order to mitigate the risk to us of an IRS challenge to the tax basis increase, 20% of each payment that would otherwise be made by our subsidiaries will be deposited into an escrow account until the expiration of the statute of limitations for the tax year to which the payment relates. In addition, if the IRS successfully challenges the tax basis increase, any subsequent payments our subsidiaries are required to make under the tax receivable agreement will be reduced accordingly. However, under no circumstances will our subsidiaries receive any reimbursements from LFCM Holdings or any of the holders of LFCM Holdings of amounts previously paid by our subsidiaries under the tax receivable agreement. As a result, under certain circumstances, our subsidiaries could make payments to LFCM Holdings under the tax receivable agreement in excess of our subsidiaries’ cash tax savings.

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our subsidiaries’ actual income and franchise tax liability to the amount of such taxes that our subsidiaries would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group as a result of the redemption and exchanges and had our subsidiaries not entered into the tax receivable agreement. The term of the tax receivable agreement commenced on May 10, 2005 and will continue until all such tax benefits have been utilized or expired, unless our subsidiaries exercise their right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable, the allocation of the step-up among the Lazard Group assets, and the amount and timing of our subsidiaries’ income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group, during the 24-year term of the tax receivable agreement, the payments that our subsidiaries may make to LFCM Holdings could be substantial. If the LAZ-MD Holdings exchangeable interests had been effectively exchanged in a taxable transaction for common stock at the close of business on December 31, 2010, the aggregate increase in the tax basis attributable to our subsidiaries’ interest in Lazard Group would have been approximately $3.2 billion (based on the closing price per share of our common stock on the NYSE of $39.49), including the increase in tax basis associated with the redemption and recapitalization. The potential future increase in tax basis will depend on the Lazard common stock price at the time of exchange. The cash savings that our subsidiaries would actually realize as a result of this increase in tax basis likely would be significantly less than this amount multiplied by our effective tax rate due to a number of factors, including sufficient taxable income to absorb the increase in tax basis, the allocation of the increase in tax basis to foreign or non-amortizable assets, the impact of the increase in the tax basis on our ability to use foreign tax credits and the rules relating to the amortization of intangible assets. The tax receivable agreement requires approximately 85% of such cash savings, if any, to be paid to LFCM Holdings. Our ability to achieve benefits from any such increase, and the payments to be made under this agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income.

There was one payment of approximately $15.7 million made under the tax receivable agreement in 2010.

LAZ-MD Holdings Stockholders’ Agreement

Members of LAZ-MD Holdings, consisting of the current and former working members of Lazard Group, including our managing directors and named executive officers, have entered into a stockholders’ agreement with LAZ-MD Holdings and Lazard Ltd that addresses, among other things, LAZ-MD Holdings’ voting of its share of Class B common stock and registration rights in favor of the shareholders who are party to the agreement. Every working member at the time of the separation and recapitalization was offered the opportunity to become a party to the LAZ-MD Holdings stockholders’ agreement.

The LAZ-MD Holdings stockholders’ agreement will continue in effect until all LAZ-MD Holdings exchangeable interests have been exchanged for shares of Lazard Ltd’s common stock, and individual members of LAZ-MD Holdings will cease being party to the LAZ-MD Holdings stockholders’ agreement upon full exchange of his or her LAZ-MD Holdings exchangeable interests and underlying Lazard Group interests for Lazard Ltd’s common stock and such common stock is capable of resale generally under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). The LAZ-MD Holdings stockholders’ agreement may be terminated on an earlier date by LAZ-MD Holdings members entitled to vote at least 66 2/3% of the aggregate voting power represented by the LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement. The LAZ-MD Holdings stockholders’ agreement generally may be amended at any time by a majority of the aggregate voting power represented by LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement.

On November 6, 2006, Lazard Group delivered to LAZ-MD Holdings an acknowledgement letter (the “acknowledgement letter”) modifying the terms of the retention agreements of persons party to the amended and restated LAZ-MD stockholders’ agreement who were at that time current managing directors. The modifications include Lazard Group’s agreement that, in the event that any such person shall become entitled to exchangeability immediately following the third anniversary of the initial equity public offering, or May 10, 2008, of his or her LAZ-MD Holdings exchangeable interests, that person will not forfeit the right to early exchangeability with respect to the first tranche of his or her LAZ-MD Holdings exchangeable interests if he or she breaches the restrictive covenants (i.e., non-compete and non-solicitation provisions) in the retention agreement of such individual (although shares in the second and third tranches that would otherwise become exchangeable would not be exchangeable until the eighth anniversary of our equity public offering (May 10, 2013) in such an instance). The terms of the acknowledgement letter were approved by our Board of Directors.

Registration Rights. On November 6, 2006, the LAZ-MD Holdings stockholders’ agreement was amended and restated. The amended and restated stockholders’ agreement modified in certain respects the terms of the registration rights granted to holders of the LAZ-MD Holdings exchangeable interests who are party to that agreement.

The amended and restated LAZ-MD Holdings stockholders’ agreement provides that the holders of shares of Lazard Ltd’s common stock already issued or to be issued upon exchange of the LAZ-MD Holdings exchangeable interests or the Lazard Group common membership interests currently held by LAZ-MD Holdings will be granted registration rights. These shares we refer to as “registrable securities,” and the holders of these registrable securities we refer to as “holders.” The holders are third-party beneficiaries for that purpose under the amended and restated LAZ-MD Holdings stockholders’ agreement, meaning that they will have the right to request LAZ-MD Holdings to compel Lazard Ltd to honor those obligations under the amended and restated LAZ-MD Holdings stockholders’ agreement.

The amended and restated LAZ-MD Holdings stockholders’ agreement provides that, after exchange for shares of Lazard Ltd’s common stock, each holder is entitled to unlimited “piggyback” registration rights, meaning that each holder can include his or her registrable securities in registration statements filed by Lazard Ltd, subject to certain limitations. Holders also have “demand” registration rights, meaning that, subject to certain limitations, after exchange for shares of Lazard Ltd’s common stock, they may require us to register the registrable securities held by them, provided that the minimum number of registrable securities necessary to effect a “demand” registration is the lesser of (1) the number of shares having a market value in excess of $50 million at such time (or $20 million after the ninth anniversary of our equity public offering (May 10, 2014)) or (2) 2,000,000 shares of our common stock. Lazard Ltd will pay the costs associated with all such registrations. Moreover, Lazard Ltd also will use its reasonable best efforts to file and make effective a registration statement on the third through the ninth anniversaries of the separation and recapitalization, in order to register registrable securities that were issued on those anniversaries or otherwise subject to continuing volume or transfer restrictions under Rule 144 of the Securities Act upon the exchange of the LAZ-MD Holdings exchangeable interests and the Lazard Group common membership interests, provided that the amount of registrable securities subject to such registration constitutes at least $50 million of shares of Lazard Ltd’s outstanding common stock.

Shares of Lazard Ltd’s common stock will cease to be registrable securities upon the consummation of any sale of such shares pursuant to an effective registration statement or under Rule 144 of the Securities Act or when they become eligible for sale under Rule 144 of the Securities Act. However, any holder who has shares that would have been registrable securities but for their eligibility for sale under Rule 144 and who holds, in the aggregate, an amount of registrable securities with a market value in excess of $25 million of Lazard Ltd’s outstanding common stock will be entitled to continued demand, annual registration and piggyback registration rights as described above.

Any amendments to the registration rights provisions of the amended and restated stockholders’ agreement shall require the affirmative approval of holders holding two-thirds of the shares of Lazard Ltd common stock covered under the amended and restated stockholders’ agreement in addition to the consent of Lazard Ltd and LAZ-MD Holdings, and any amendment that materially and adversely impacts the rights of any holder under the amended and restated stockholders’ agreement will also require the consent of such holder or it will not apply to such person unless such amendment applies to and affects the rights of all holders equally, regardless of whether or not such person is providing services to Lazard Ltd.

Each holder of registrable securities party to the amended and restated stockholders’ agreement may enforce his or her registration rights directly against Lazard Ltd, although LAZ-MD Holdings may elect to assume, seek and conduct the enforcement of any claims itself on behalf of such holder.

We expect that substantially all of Lazard Ltd’s common stock to be issued upon exchange of the LAZ-MD Holdings exchangeable interests will have the foregoing registration rights.

Voting Rights. Prior to any vote of the shareholders of Lazard Ltd, the LAZ-MD Holdings stockholders’ agreement requires a separate, preliminary vote of the members of LAZ-MD Holdings who are party to the LAZ-MD Holdings stockholders’ agreement (either by a meeting or by proxy or written instruction of the members of LAZ-MD Holdings) on each matter upon which a vote of the shareholders is proposed to be taken. Pursuant to the LAZ-MD Holdings stockholders’ agreement, members of LAZ-MD Holdings holding LAZ-MD Holdings exchangeable interests who are party to that agreement are individually entitled to direct LAZ-MD Holdings how to vote their proportionate interest in Lazard Ltd’s Class B common stock on an as-if-exchanged basis. For example, if a current or former working member’s LAZ-MD Holdings exchangeable interests were exchangeable for 1,000 shares of Lazard Ltd’s common stock, that working member would be able to instruct LAZ-MD Holdings how to vote 1,000 of the votes represented by the Class B common stock. However, the LAZ-MD Holdings Board of Directors has the ability to vote the voting interest represented by the Class B common stock in its discretion if the LAZ-MD Holdings Board of Directors determines that it is in the best interests of LAZ-MD Holdings.

The votes under the Class B common stock that are associated with any current or former working member who does not direct LAZ-MD Holdings how to vote on a particular matter will be abstained from voting. The terms of the LAZ-MD Holdings stockholders’ agreement with respect to voting continue to apply to any party to the LAZ-MD Holdings stockholders’ agreement who receives Lazard Group common membership interests upon exchange of his or her LAZ-MD Holdings exchangeable interests, until such time as that holder exchanges all of his or her Lazard Group common membership interests for shares of Lazard Ltd’s common stock.

Certain Relationships with Our Directors, Executive Officers and Employees

Laurent Mignon, a member of our Board of Directors, is the Chief Executive Officer of Natixis. In April 2004, Lazard Group and Natixis (as the successor to IXIS Corporate & Investment Bank) entered into a cooperation arrangement to place and underwrite securities on the French capital markets under a common brand, “Lazard-Natixis” (formerly “Lazard-Ixis”), and cooperate in their respective origination, syndication, placement and other activities. This cooperation covers French listed companies exceeding a market capitalization of €500 million. On March 15, 2005, Lazard Group and Natixis expanded this arrangement into an exclusive arrangement within France. The cooperation arrangement was renewed on July 8, 2010 and will continue for an additional two year term until July 8, 2012. In 2010, the cooperation arrangement generated $3.0 million of gross revenue for Lazard.

On March 19, 2010, the Estate of Bruce Wasserstein and the Wasserstein family trusts sold 7,639,410 shares of Lazard Class A common stock in an underwritten public offering at a price of $35.90 per share for a total of $274,254,819. In connection with such offering, pursuant to a letter agreement dated as of March 16, 2010, the trustees of one of the Wasserstein family trusts agreed that Lazard’s obligation to nominate one person designated by such trust to the Lazard Board of Directors would terminate upon completion of such offering and further agreed that Ellis Jones would not stand for reelection at Lazard’s 2010 Annual General Meeting of Shareholders.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of Lazard’s financial reporting process. The Committee operates pursuant to a charter approved by our Board of Directors. Management is responsible for Lazard’s financial statements, the overall reporting process and the system of internal controls, including internal control over financial reporting. The independent registered public accounting firm (“independent auditors”) is responsible for conducting annual audits and quarterly reviews of Lazard’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles in the United States of America and expressing an opinion on management’s annual assessment of internal control over financial reporting.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2010 with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) AU Section 380, Communication with Audit Committees. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, has considered whether the provision of other non-audit services by the independent auditors to the Company is compatible with maintaining the independent auditor’s independence and has discussed with the independent auditors the auditors’ independence.

It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them, and on the representations made, by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions do not assure that the audit of Lazard’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the charter, the Committee recommended to our Board of Directors that the audited financial statements referred to above be included in Lazard’s Annual Report on Form 10-K for the year ended December 31, 2010 to be filed with the Securities and Exchange Commission.

Dated as of February 23, 2011

Audit Committee

Ronald Doerfler (Chair), Philip A. Laskawy and Hal S. Scott

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2011 fiscal year, subject to shareholder ratification. Deloitte & Touche LLP will audit our consolidated financial statements for fiscal 2011 and perform other services. Deloitte & Touche LLP acted as Lazard’s independent registered public accounting firm for the year ended December 31, 2010. In addition to this appointment, shareholders are requested to authorize the Board of Directors of the Company, acting by the Audit Committee of the Company, to set the remuneration for Deloitte & Touche LLP for their audit of the Company for the year ended December 31, 2011. A Deloitte & Touche LLP representative will be present at the meeting, and will have an opportunity to make a statement and to answer your questions. The affirmative vote of a majority of the combined voting power of all of the shares of Lazard common stock present or represented and entitled to vote at the annual general meeting is required to ratify the appointment of Deloitte & Touche LLP. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of Deloitte & Touche LLP. The Board recommends you vote FOR this proposal. If a majority of the votes cast on this matter are not cast in favor of the appointment of Deloitte & Touche LLP, the Board of Directors of the Company, in its discretion, may select another independent auditor as soon as possible.

Fees of Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2010 and 2009, fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows (in thousands of dollars):

Fees	2010	2009
Audit Fees for the audit of Lazard’s annual financial statements, the audit of the effectiveness of Lazard’s controls over financial reporting, and reviews of the financial statements included in Lazard’s quarterly reports on Form 10-Q, including services in connection with statutory and regulatory filings or engagements	$6,544	$6,240

Audit-Related Fees, including fees for audits of employee benefit plans, computer and control related audit services, agreed-upon procedures, merger and acquisition assistance and other accounting research services	$834	$1,130

Tax Fees for tax consulting and compliance services not related to the audit	$995	$1,223

All Other Fees	—	$30

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services provided by Deloitte & Touche LLP to Lazard and its subsidiaries. The policy provides the guidelines necessary to adhere to Lazard’s commitment to auditor independence and compliance with relevant laws, regulations and guidelines relating to auditor independence. The policy contains a list of prohibited non-audit services, and sets forth four categories of permitted services (Audit, Audit-Related, Tax and Other), listing the types of permitted services in each category. All of the permitted services require pre-approval by the Audit Committee. In lieu of Audit Committee pre-approval on an engagement-by-engagement basis, each category of permitted services, with reasonable detail as to the types of services contemplated, is pre-approved as part of the annual budget approval by the Audit Committee. Permitted services not contemplated during the budget process must be presented to the Audit Committee for approval prior to the commencement of the relevant engagement. The Audit Committee chair, or, if he is not available, any other member of the Committee, may grant approval for any such engagement if approval is required prior to the next scheduled meeting of the Committee. At least twice a year, the Audit Committee is presented with a report showing amounts billed by the independent auditor compared to the budget approvals for each of the categories of permitted services. The Audit Committee reviews the suitability of the pre-approval policy at least annually.

ITEM 3

AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board is committed to corporate governance best practices and recognizes the significant interest of shareholders in executive compensation matters. As required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our shareholders with an opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed on pages 19 to 40 of this proxy statement.

Our compensation philosophy and framework have resulted in compensation for our named executive officers that reflects the Company’s financial results and the other performance factors described in the “Compensation Discussion and Analysis.” Our programs are designed to attract, retain and motivate executives and professionals of the highest level of quality and effectiveness. These compensation programs focus on rewarding the types of performance that increase shareholder value, including growing revenue, retaining clients, developing new client relationships, improving operational efficiency and managing risks. A substantial portion of each executive’s total compensation is intended to be variable and delivered on a pay-for-performance basis. In allocating compensation to our executive officers, managing directors and other senior professionals, the primary emphasis, in addition to our performance, is on each individual’s contribution to the Company, business unit performance and compensation recommendations of the individuals to whom participants report. Our compensation philosophy includes the following elements:

•

Total cash compensation is tied to performance. The majority of cash compensation opportunity is based on Company and individual performance. The cash compensation of our named executive officers as a group has fluctuated from year to year, reflecting the Company’s financial results.

•

Long-term compensation has multi-year vesting. The RSU and Lazard Fund Interest awards granted to our executive officers in 2011 generally vest approximately two or three years after the date of grant, subject to the executive’s continued service with the Company. The RSU awards seek to maximize shareholder value by aligning the long-term interests of our senior executives with those of our shareholders, and the Lazard Fund Interest awards seek to maximize shareholder value by more closely aligning the performance of the Asset Management business with the compensation of Asset Management employees.

•

Compensation paid to the named executive officers has been reasonable relative to our comparator group. According to an analysis conducted by Hay Group, Inc. in January 2011, our recent aggregate total direct compensation (calculated with respect to 2010 base salary and actual cash bonuses and RSUs awarded for 2009) paid to the named executive officers was at a level within the range of the comparator group of similar investment firms that the Compensation Committee determined to be sufficiently competitive for 2010.

As this is an advisory vote, the result will not be binding on the Board, although our Compensation Committee, which is comprised solely of independent directors, will carefully consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices.

The Board believes that our current executive compensation program directly links executive compensation to our performance and the awarding of long term incentive compensation, in the form of RSUs and Lazard Fund Interests, aligns the interests of our named executive officers with those of our shareholders because the value that each individual realizes upon vesting depends on the future value of our Class A common stock or the value of the Lazard investment fund, as the case may be. Therefore, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the approval the compensation of our named executive officers as disclosed in this proxy statement.

ITEM 4

AN ADVISORY VOTE TO APPROVE THE FREQUENCY OF

SHAREHOLDER VOTING ON EXECUTIVE COMPENSATION

Pursuant to recent amendments to Section 14A of the Exchange Act, the Company is required to obtain a shareholder vote as to how often we should include a proposal asking for an advisory vote approving the compensation paid to our named executive officers, similar to Item 3 in this proxy statement. Therefore we are asking our shareholders to express their preference as to whether the Company should include an advisory vote approving the compensation of our named executive officers every one, two or three years. While the Board intends to carefully consider the shareholder vote resulting from this proposal, this is an advisory vote and, as such, will not be binding on the Board.

The Board recommends that you vote to hold an advisory vote on executive compensation every three years. We believe a three-year frequency is most consistent with the Company’s approach to compensation. Our reasons include the following:

•

We seek a consistent compensation approach from year to year for all of our managing directors and senior professionals, including the named executive officers. Because we believe that an effective compensation program should incentivize performance over a multi-year horizon, we do not make frequent changes to our programs.

•

Because our businesses are subject to cyclical economic and market influences, the level and source of our revenue fluctuates from period to period. As a result a substantial portion of each executive’s total compensation will be variable as well. Therefore we believe that holding an advisory vote on executive compensation every three years is most appropriate for our business as it allows shareholders to view compensation over the entire business cycle.

•

Our compensation program is designed to support long-term value creation, and a triennial vote will allow shareholders to better judge our compensation program in relation to our long-term performance. As described in the “Compensation Discussion and Analysis” section above, one of the core principles of our compensation program is to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, we grant RSU and Lazard Fund Interest awards with multi-year vesting provisions to encourage our named executive officers to focus on long-term performance, and recommend a triennial vote which would allow our compensation programs to be evaluated over a similar time frame and in relation to our long-term performance.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR an Advisory Vote on executive compensation every three years.

Shareholder Proposals and Nominations for the 2012 Annual General Meeting

Proxy Statement Proposals. Under the rules of the SEC, proposals that shareholders seek to have included in the proxy statement for our next annual general meeting of shareholders must be received by the Secretary of Lazard not later than November 22, 2011.

Other Proposals and Nominations. Our Bye-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in Lazard’s proxy statement for that meeting. Under our Bye-laws, nominations for director or other business proposals to be addressed at our next annual general meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of Lazard no later than the close of business on January 27, 2012, and not earlier than December 28, 2011. The notice must contain the information required by the Bye-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice Bye-law provisions, subject to applicable rules of the SEC.

Annex A

Lazard Ltd

Standards of Director Independence

The Board has established these guidelines to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and requirements set forth in the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions, provided by the New York Stock Exchange in its Commentary to its Corporate Governance Rules):

1. Employment and commercial relationships affecting independence.

A. Current Relationships. A director will not be independent if: (i) the director is a current partner or current employee of Lazard’s internal or external auditor; (ii) an immediate family member of the director is a current partner of Lazard’s internal or external auditor; (iii) an immediate family member of the director is (a) a current employee of Lazard’s internal or external auditor and (b) participates in the internal or external auditor’s audit, assurance or tax compliance (but not tax planning) practice; (iv) the director is a current employee, or an immediate family member of the director is a current executive officer, of an entity that has made payments to, or received payments from, Lazard for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or (v) an immediate family member of the director is currently an executive officer of Lazard.

B. Relationships within Preceding Three Years. A director will not be independent if, within the preceding three years: (i) the director is or was an employee of Lazard; (ii) an immediate family member of the director is or was an executive officer of Lazard; (iii) the director or an immediate family member of the director (a) was (but no longer is) a partner or employee of Lazard’s internal or external auditor and (b) personally worked on Lazard’s audit within that time; (iv) the director or an immediate family member of the director received more than $100,000 in direct compensation in any twelve-month period from Lazard, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (v) a present Lazard executive officer is or was on the Compensation Committee of the Board of Directors of a company that concurrently employed the Lazard director or an immediate family member of the director as an executive officer.

2. Relationships not deemed material for purposes of director independence.

In addition to the provisions of Section 1 above, each of which must be fully satisfied with respect to each independent director, the Board must affirmatively determine that the director has no material relationship with Lazard. To assist the Board in this determination, and as permitted by the New York Stock Exchange’s Corporate Governance Rules, the Board has adopted the following categorical standards of relationships that are not considered material for purposes of determining a director’s independence. Any determination of independence for a director that does not meet these categorical standards will be based upon all relevant facts and circumstances and the Board shall disclose the basis for such determination in the Company’s proxy statement.

A. Equity Ownership. A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Lazard, so long as such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party.

B. Director Status. A relationship arising solely from a director’s position as (i) director or advisory director (or similar position) of another company or for-profit corporation or organization that engages in a transaction with Lazard or (ii) director or trustee (or similar position) of a tax exempt organization that engages in a transaction with Lazard (other than a charitable contribution to that organization by Lazard).

A-1

C. Ordinary Course. A relationship arising solely from financial services transactions between Lazard and a company of which a director is an executive officer, employee or owner of 5% or more of the equity of that company, if such transactions are made in the ordinary course of business and on terms and conditions and under circumstances that are substantially similar to those prevailing at the time for companies with which Lazard has a comparable relationship and that do not have a director of Lazard serving as an executive officer.

D. Indebtedness. A relationship arising solely from a director’s status as an executive officer, employee or owner of 5% or more of the equity of a company to which Lazard is indebted at the end of Lazard’s preceding fiscal year, so long as the aggregate amount of the indebtedness of Lazard to such company is not in excess of 5% of Lazard’s total consolidated assets at the end of Lazard’s preceding fiscal year.

E. Charitable Contributions. The director serves as an officer, employee, director or trustee of a tax exempt organization, and the discretionary charitable contributions by Lazard to the organization are less than the greater of $1 million or 2% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year.

F. Personal Relationships. The director receives products or services (e.g., investment products or investment management services) from Lazard in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

G. Other. Any other relationship or transaction that is not covered by any of the standards listed above and in which the amount involved does not exceed $10,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

A-2

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Proxies submitted by internet or telephone must be received by 11:59 P.M. Eastern Time, on April 25, 2011.

Lazard Ltd	VOTE BY INTERNET http://www.proxyvoting.com/laz Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
VOTE BY TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Please mark your vote as indicated in this example ☒

The Board of Directors recommends a vote “FOR” the election of directors, “FOR” Items 2 and 3 and for every 3 years on Item 4. This proxy will be voted as directed, or if no direction is indicated, will be voted “FOR” the election of directors, “FOR” Items 2 and 3 and for every 3 years on Item 4.

Item 1. Election of Directors									For	Against	Abstain

For All	☐	Withhold For All	☐	Exceptions	☐	Item 2.	Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011 and authorization of Lazard Ltd’s Board of Directors, acting by the Audit Committee, to set their remuneration.		☐	☐	☐
Nominees:
	01)	Kenneth M. Jacobs
	02)	Philip A. Laskawy
	03)	Michael J. Turner

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write the nominee’s name in the space provided below.)

Exceptions

									For	Against	Abstain
						Item 3.	Non-binding advisory vote on executive compensation.		☐	☐	☐

The Board of Directors recommends a vote for shareholder approval of executive compensation every 3 years.

								3 years	2 years	1 year	Abstain
						Item 4.	Non-binding advisory vote on the frequency of shareholder voting on executive compensation.	☐	☐	☐	☐

Please indicate if you plan to attend the 2011 annual general meeting.    YES  ☐

Mark here for address change or comments (See Reverse)  ☐

Signature	Signature	Date
Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing.

DETACH PROXY CARD HERE

PROXY	PROXY

Lazard Ltd

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Kenneth M. Jacobs, Alexander F. Stern and Scott D. Hoffman proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the Annual General Meeting of Shareholders of Lazard Ltd to be held on Tuesday, April 26, 2011 at 1:00 p.m. Eastern Daylight Time (2:00 p.m. Bermuda time), in the Tucker’s Point Hotel, 60 Tucker’s Point Drive, Harrington Sound, Bermuda and at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE MADE, THEY WILL BE VOTED FOR ITEMS 1, 2 AND 3, AND FOR EVERY 3 YEARS ON ITEM 4. IN THEIR DISCRETION THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT THEREOF.

BNYMELLON SHAREOWNER SERVICES
P.O. BOX 3550
South HACKENSACK NJ 07606-9250

Address Change/ Comments: